Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED

CREDIT AND SECURITY AGREEMENT

among

KEYBANK NATIONAL ASSOCIATION

(as Administrative Agent, Collateral Agent, Lender, Swing Line Lender, and Issuer)

and

KEYBANC CAPITAL MARKETS, INC.

(as Lead Arranger and Sole Book Runner)

and

CADENCE BANK

(as Syndication Agent)

and

SUCH OTHER LENDERS THAT ARE NOW

OR HEREAFTER BECOME A PARTY HERETO

RAMACO RESOURCES, INC.

RAMACO DEVELOPMENT, LLC

RAM MINING, LLC

RAMACO COAL SALES, LLC

RAMACO RESOURCES, LLC

RAMACO RESOURCES LAND HOLDINGS, LLC

MABEN COAL LLC

CARBON RESOURCES DEVELOPMENT, INC.

and

RAMACO COAL, INC.

(as Borrowers)

February 15, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Accounting Terms	1
1.2 General Terms	1
1.3 Uniform Commercial Code Terms	26
1.4 General Matters of Construction	26
1.5 Time References	27
1.6 Benchmark Notification	27

ARTICLE 2 ADVANCES, PAYMENTS	27
2.1 Revolving Loans	27
2.2 Procedure for Borrowing Advances	27
2.3 Disbursement of Loan Proceeds	28
2.4 Maximum Advances	28
2.5 Repayment of Loans	28
2.6 Swing Line Loans	29
2.7 Statement of Account	30
2.8 Letters of Credit	30
2.9 Issuance of Letters of Credit	30
2.10 Requirements For Issuance of Letters of Credit	30
2.11 Increase in Revolving Commitments	32
2.12 Additional Payments	33
2.13 Use of Proceeds	33
2.14 Manner of Borrowing and Payment; Settlement	34
2.15 Defaulting Lender	35
2.16 Settlement Procedures	38

ARTICLE 3 INTEREST AND FEES	41
3.1 Interest	41
3.2 Letter of Credit Fees	42
3.3 Unused Facility Fee	42
3.4 Reserved	42
3.5 Reserved	42
3.6 Computation of Interest and Fees	42
3.7 Maximum Charges	43
3.8 Increased Costs	43
3.9 Illegality; Inability to Determine Interest Rate; Benchmark Replacement Setting	44
3.10 Capital Adequacy	49
3.11 ESG Adjustments	49

ARTICLE 4 COLLATERAL: GENERAL TERMS	50
4.1 Security Interest in the Collateral	50
4.2 Perfection of Security Interest	51
4.3 Disposition of Collateral	51
4.4 Preservation of Collateral	51
4.5 Ownership of Collateral	52
4.6 Defense of the Interests of the Agent and the Lenders	52
4.7 Books and Records	52
4.8 Financial Disclosure	52
4.9 Compliance with Laws	53
4.10 Inspection of Premises; Appraisals	53
4.11 Insurance	53
4.12 Failure to Pay Insurance	54

i

4.13 Payment of Taxes	54
4.14 Payment of Leasehold Obligations	54
4.15 Accounts	55
4.16 Maintenance of Equipment	57
4.17 Exculpation of Liability	57
4.18 Environmental Matters	57
4.19 Financing Statements	58
4.20 Pledged Securities	58
4.21 Cash Management System	60
4.22 Mineral Interest Descriptions	61

ARTICLE 5 REPRESENTATIONS AND WARRANTIES	62
5.1 Authority	62
5.2 Formation and Qualification; Subsidiaries	62
5.3 Officers, Directors, Shareholders, Capitalization	62
5.4 Governmental Approvals; No Conflicts	62
5.5 Tax Returns	62
5.6 Reserved	62
5.7 Corporate Name	62
5.8 M.S.H.A. and Environmental Compliance	63
5.9 Solvency; No Litigation, No Violation, ERISA	63
5.10 Patents, Trademarks, Copyrights and Licenses	63
5.11 Licenses and Permits	64
5.12 Default of Indebtedness	64
5.13 No Burdensome Restrictions; No Default	64
5.14 No Labor Disputes	64
5.15 Margin Regulations	64
5.16 Investment Company Act	64
5.17 Disclosure	64
5.18 Hedging Contracts	65
5.19 Material Business Agreements	65
5.20 Anti-Terrorism Laws	65
5.21 Anti-Corruption Laws and Sanctions	65

ARTICLE 6 AFFIRMATIVE COVENANTS	66
6.1 Conduct of Business and Maintenance of Existence and Assets	66
6.2 Violations	66
6.3 Fixed Charge Coverage Ratio	66
6.4 Execution of Supplemental Instruments	66
6.5 Payment of Indebtedness	66
6.6 Standards of Financial Statements	66
6.7 Taxes	67
6.8 Deposit Accounts	67
6.9 Interest Rate Protection	67

ARTICLE 7 NEGATIVE COVENANTS	67
7.1 Merger, Consolidation, Acquisition and Sale of Assets	67
7.2 Creation of Liens	68
7.3 Guarantees	68
7.4 Investments	68
7.5 Loans	68
7.6 Reserved	68
7.7 Capital Distributions	68
7.8 Indebtedness	69
7.9 Nature of Business	69

7.10 Transactions with Affiliates	69
7.11 Reserved	69
7.12 Subsidiaries; Partnerships	70
7.13 Reserved	70
7.14 Fiscal Year and Accounting Changes	70
7.15 Pledge of Credit	70
7.16 Amendment of Charter Documents	70
7.17 ERISA	70
7.18 Prepayment of Indebtedness; Permitted Ramaco Coal Acquisition Indebtedness; Permitted Maben Acquisition Indebtedness	70
7.19 Modification of Material Business Agreements	71
7.20 Anti-Terrorism Laws	71

ARTICLE 8 CONDITIONS PRECEDENT	71
8.1 Conditions to Initial Loans	71
8.2 Conditions to Each Advance	74
8.3 Post-Closing Conditions	74

ARTICLE 9 INFORMATION AS TO THE LOAN PARTIES	75
9.1 Disclosure of Material Matters	75
9.2 Collateral Reporting and Information	75
9.3 Litigation	77
9.4 Material Occurrences	77
9.5 Annual Financial Statements	77
9.6 Quarterly Financial Statements	77
9.7 Monthly Financial Statements	78
9.8 Additional Information	78
9.9 Projected Operating Budget, Availability Forecast	78
9.10 Notice of Suits, Adverse Events	78

ARTICLE 10 EVENTS OF DEFAULT	79
10.1 Payment of Obligations	79
10.2 Misrepresentations	79
10.3 Failure to Furnish Information	79
10.4 Liens Against Assets	79
10.5 Breach of Covenants	79
10.6 Judgment	79
10.7 Insolvency and Related Proceedings	79
10.8 Material Adverse Effect	79
10.9 Loss of Priority Lien	80
10.10 Breach of Material Business Agreements	80
10.11 Cross Default; Cross Acceleration	80
10.12 Change of Control	80
10.13 Invalidity of Loan Documents	80
10.14 Loss of Material Intellectual Property	80
10.15 Destruction of Collateral	80
10.16 Business Interruption	81
10.17 Guarantor Repudiation	81
10.18 ERISA	81
10.19 Criminal Indictment	81
10.20 Forfeiture Proceedings	81

ARTICLE 11 LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT	81
11.1 Rights and Remedies	81
11.2 Agent Discretion	82

11.3 Setoff	82
11.4 Rights and Remedies not Exclusive	82
11.5 Appointment of Receiver	82
11.6 Allocation of Payments After Event of Default	82

ARTICLE 12 WAIVERS AND JUDICIAL PROCEEDINGS	83
12.1 Waiver of Notice	83
12.2 Delay	83
12.3 Jury Waiver	84

ARTICLE 13 EFFECTIVE DATE AND TERMINATION	84
13.1 Term	84
13.2 Termination	84

ARTICLE 14 THE BORROWER REPRESENTATIVE	85
14.1 Appointment; Nature of Relationship	85
14.2 Joint and Several Obligations	85
14.3 Notices	87
14.4 Execution of Loan Documents; Borrowing Base Certificate	87
14.5 Waivers	87

ARTICLE 15 REGARDING THE AGENT	88
15.1 Appointment	88
15.2 Nature of Duties	88
15.3 Lack of Reliance on the Agent and Resignation	89
15.4 Certain Rights of the Agent	89
15.5 Reliance	89
15.6 Notice of Default	90
15.7 Indemnification	90
15.8 The Agent in its Individual Capacity	90
15.9 Delivery of Documents	90
15.10 Loan Parties’ Undertaking to the Agent	90
15.11 No Reliance on the Agent’s Customer Identification Program	91
15.12 Erroneous Payments	91
15.13 Patriot Act	92
15.14 Certain ERISA Matters	93
15.15 Other Agents	94
15.16 Collateral and Guaranty Matters	94
15.17 Credit Bidding	95
15.18 Obligations as to Collateral	95

ARTICLE 16 MISCELLANEOUS	96
16.1 Governing Law	96
16.2 Entire Understanding; Amendments	96
16.3 Transfers and Assignments	98
16.4 Application of Payments	102
16.5 Indemnity	102
16.6 Notice	102
16.7 Survival	103
16.8 Severability	103
16.9 Expenses	103
16.10 Injunctive Relief	104
16.11 Consequential Damages	104
16.12 Counterparts; Electronic Signatures	104
16.13 Construction	104
16.14 Confidentiality; Sharing Information	104

16.15 Conflict Clause	105
16.16 Approved Electronic Communication System	105
16.17 USA Patriot Act	106
16.18 Acknowledgment and Consent to Bail-In of Affected Financial Institutions	106
16.19 Acknowledgement Regarding any Supported QFCs	108
16.20 Amendment and Restatement	109

v

LIST OF SCHEDULES AND EXHIBITS

Schedules to the Second Amended and Restated Credit and Security Agreement:

Schedule 1	Commitments of the Lenders
Schedule 1.2(b)	Liens
Schedule 4.1	Commercial Tort Claims
Schedule 4.5	Inventory
Schedule 4.15(c)	Loan Parties’ States of Organization and Chief Executive Offices
Schedule 5.2(a)	Incorporation/Organization/Foreign Qualification
Schedule 5.2(b)	Subsidiaries
Schedule 5.3	Officers, Directors, Shareholders, Capitalization and Pledged Securities
Schedule 5.9(b)	Litigation
Schedule 5.10	Patents, Trademarks, Copyrights and Licenses
Schedule 5.19	Material Business Agreements
Schedule 6.8	Controlled Accounts
Schedule 7.3	Guarantees
Schedule 7.4	Investments
Schedule 7.8	Indebtedness

Exhibits to the Second Amended and Restated Credit and Security Agreement:

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Revolving Note
Exhibit C	Reserved
Exhibit D	Form of Notice of Loan
Exhibit E	Equipment List

SECOND Amended and restated CREDIT AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Agreement”), has been executed and is dated as of February 15, 2023, by and among RAMACO RESOURCES, INC., RAMACO DEVELOPMENT, LLC, RAM MINING, LLC, RAMACO COAL SALES, LLC, RAMACO RESOURCES, LLC, RAMACO RESOURCES LAND HOLDINGS, LLC, MABEN COAL LLC, CARBON RESOURCES DEVELOPMENT, INC., AND RAMACO COAL, INC., as the Borrowers, the Lenders party hereto, and KEYBANK NATIONAL ASSOCIATION, as the Agent, a Lender, Swing Line Lender, and the Issuer.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Agent, the Lenders, the Swing Line Lender, and the Issuer hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Accounting Terms. As used in the Loan Documents, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP. All financial computations to be made under this Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to the Agent on or prior to the Closing Date. Notwithstanding any other provision contained herein, (a) any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a capital lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof.

1.2            General Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“2026 Unsecured Notes” shall mean the Senior Unsecured Notes due 2026 issued by Ramaco Resources, Inc., a Delaware corporation.

“Accommodation Payment” shall have the meaning set forth in Section 14.2.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), or (d) the purchase of coal reserves or existing coal mining operations of another Person.

“Advances” shall mean and include the Revolving Loans, Swing Line Loans, and Letters of Credit.

“Affiliate” of any Person shall mean any Person (a) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, (x) to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall mean KeyBank, in its capacity as administrative agent and collateral agent for the Lenders, and its successors and assigns.

“Aggregate Credit Exposure” shall mean, at any time, the aggregate Credit Exposure of all of the Lenders.

“Aggregate Revolving Commitment” shall mean, at any time, the aggregate Revolving Commitments of all the Lenders. The initial Aggregate Revolving Commitment is $125,000,000, as may be increased by the amount of any increase in accordance with Section 2.11 or as may be reduced from time to time pursuant to Article 11 or other provisions hereof.

“Agreement” shall have the meaning set forth in the preamble.

“Allocable Amount” shall have the meaning set forth in Section 14.2.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Base Rate Margin” shall mean 1.50%.

“Applicable Letter of Credit Fee Percentage” shall mean 2.00%.

“Applicable SOFR Rate Margin” shall mean 2.00%

“Applicable Unused Facility Fee Percentage” shall mean 0.375%.

“Approved Electronic Communication System” shall mean the StuckyNet System or any other equivalent electronic service, whether owned, operated or hosted by Agent, any affiliate of Agent or any other Person.

“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender that is an assignee, that is in form and substance reasonably satisfactory to the Agent.

“Authority” shall have the meaning set forth in Section 4.18(b).

“Authorized Officer” shall mean a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Agent), or any other officer approved by the Agent in its Permitted Discretion, in each case to handle certain administrative matters in connection with this Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. 101 et. seq.), as amended, and any successor statute.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a “Bankruptcy Event” shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Body or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the highest of: (a) the rate of interest which is established from time to time by the Agent at its principal office in Cleveland, Ohio as its “prime rate” or “base rate” in effect, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate (it being agreed that: (i) such rate is not necessarily the lowest rate of interest then available from the Agent on fluctuating rate loans and (ii) such rate may be established by the Agent by public announcement or otherwise); (b) the Federal Funds Effective Rate in effect on such day plus 0.50%; and (c) 3.00%. Any change in the Base Rate due to a change in the prime rate or the Federal Funds Effective Rate, as applicable, shall be effective from and including the effective date of such change in the prime rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” shall mean any Loan that bears interest based on the Base Rate.

“Beneficial Ownership Regulations” shall mean 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning set forth in Section 2.14(d).

“Blocked Person” shall have the meaning set forth in Section 5.20(b).

“Borrower” and “Borrowers” shall mean, individually or collectively, as the context may require, the Borrower Representative, Ramaco Development, LLC, a Delaware limited liability company, RAM Mining, LLC, a Delaware limited liability company, Ramaco Coal Sales, LLC, a Delaware limited liability company, Ramaco Resources, LLC, a Delaware limited liability company, Ramaco Resources Land Holdings, LLC, a Delaware limited liability company, Maben Coal LLC, a Delaware limited liability company, Carbon Resources Development, Inc., a West Virginia corporation, Ramaco Coal, Inc., a Delaware corporation, and any other Person who may hereafter become a party hereto.

“Borrower Representative” shall mean Ramaco Resources, Inc., a Delaware corporation.

“Borrowing Base” shall mean, at any time, the sum of:

(a)	the aggregate amount of all Eligible Cash and Cash Equivalents, in an amount not to exceed 20% of the Aggregate Revolving Commitment; plus

(b)	up to 85% of each Borrower’s Eligible Accounts at such time, plus

(c)	the lesser of (i) the product of 85% multiplied by the Net Orderly Liquidation Value of each Borrower’s Eligible Coal Inventory, valued at the lower of cost or market value, determined on a first in first out (FIFO) basis at such time, (ii) the product of 85% multiplied by each Borrower’s Eligible Coal Inventory, valued at the lower of cost or market value, determined on a first in first out (FIFO) basis at such time, and (iii) 55% of the Aggregate Revolving Commitment, minus

(d)	Reserves.

Notwithstanding the foregoing, no assets of Maben Coal LLC or Carbon Resources Development, Inc. shall be included in the calculation of the Borrowing Base until the Borrower Representative delivers evidence (in form and substance satisfactory to the Agent) that the Permitted Maben Acquisition Indebtedness has been repaid in full and all Liens in connection therewith have been released (and such assets otherwise meet all other eligibility requirements set forth in definitions of Eligible Cash and Cash Equivalents, Eligible Accounts, and Eligible Coal Inventory).

The Agent may, from time to time, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” shall mean a borrowing base certificate submitted through an electronic service (such as StuckyNet-Link) that is owned, operated or hosted by the Agent, or a borrowing base certificate in such other form as agreed to in writing by the Agent and the Borrower Representative; in each case, appropriately completed and in form and substance satisfactory to the Agent.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Agent, Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for Letter of Credit Exposure, or obligations of Lenders to fund participations in respect of Letter of Credit Exposure or Swing Line Loans (as the context may require), cash or deposit account balances or, if the Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent, (b) the Issuer, and (c) the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given by a Borrower or a Subsidiary of a Borrower (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any Equity Interests in such Person, (b)  to retire, to obtain the surrender of, or in connection with, any outstanding warrants, options or other rights to acquire any Equity Interests in any such Person, or (c) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other Equity Interests of such Person) in respect of such Person’s Equity Interests.

“Capital Expenditures” shall mean any expenditure made or liability incurred which is, determined in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

“Cash Concentration Account” shall mean, with respect to the Borrowers, that certain commercial deposit account maintained at KeyBank, the funds within which: (a) shall be the sole and exclusive property of the Agent for the benefit of the Agent and the Lenders and (b) the Agent shall have the irrevocable and exclusive right to withdraw until all of the Obligations are paid, performed, satisfied and enforced in full and the commitments of the Lenders to make Advances hereunder and all Letters of Credit have terminated.

“Cash Dominion Period” shall mean the period (a) commencing on the earlier of the date on which (i) a Default or Event of Default has occurred, or (ii) Excess Availability is less than 12.5% (or less than 5% if the Fixed Charge Coverage Ratio, as set forth on the most recently delivered Compliance Certificate, is greater than 1.50 to 1.00) of the Aggregate Revolving Commitment (the “Cash Dominion Amount”) and (b) ending on the date on which (i) no Default or Event of Default exists and (ii) Excess Availability is greater than the Cash Dominion Amount for a period of thirty (30) consecutive days. Notwithstanding the foregoing, after the commencement of the third Cash Dominion Period, such Cash Dominion Period shall stay in effect until the Facility Termination Date.

“Cash Equivalents” shall mean, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's, (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's, (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by the Lenders or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

“Change of Control” shall mean (a) Randall W. Atkins or another person with, in the Permitted Discretion of the Agent, the technical expertise, experience and management skills that are necessary for the successful management of the Borrower Representative shall cease to perform the role of Chairman and Chief Executive Officer of the Borrower Representative; (b) any merger or consolidation of or with any or sale of all or substantially all of the property or assets of any Loan Party, other than with another Loan Party which is a Borrower or Guarantor; or (c) each Borrower shall cease to own, free and clear of all Liens or other encumbrances (except Permitted Encumbrances), at least 100% of the outstanding voting Equity Interests of any of its existing or future Subsidiaries (when aggregated with the ownership of the other Loan Parties in such Subsidiary).

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar Governmental Body, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Charter Documents” shall mean, as to any Person (other than a natural person), the charter, certificate or articles of incorporation or organization, by-laws, regulations, general or limited partnership agreement, certificate of limited partnership, certificate of formation, operating agreement, and other similar organizational or governing documents of such Person.

“CIP Regulations” shall have the meaning set forth in Section 15.11.

“Clean Coal” shall mean coal that has been cleaned and processed through a preparation plant and is available for shipment to customers.

“Clean Coal Equivalents” shall mean the aggregate of (a) all tons of raw coal that are available for direct shipment to customers without processing through a preparation plant, plus (b) all tons of raw coal that require further preparation and processing at a preparation plant multiplied by the clean coal recovery percentage at the preparation plant calculated in accordance with the Loan Party’s practice in the ordinary course of business and consistent with common industry standards.

“Closing Date” shall mean February 15, 2023.

“Closing Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the Maximum Borrowing Amount, minus (b) the sum of (i) the Revolving Exposure plus (ii) all amounts due and owing to the Borrowers’ trade creditors which are outstanding sixty (60) days or more beyond the due date (without duplication with respect to any such amount deducted from the Borrowing Base), plus (iii) fees and expenses for which the Borrowers are liable but which have not been paid or charged to the Loan Account.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

“Collateral” shall mean and include all personal property and as-extracted collateral, including, without limitation, all as-extracted coal, owned by the Loan Parties, whether now owned or existing, or hereafter arising or acquired or received by the Loan Parties, wherever located, including:

(a)	all Accounts;

(b)	all Inventory;

(c)	all Equipment, provided that only the specific equipment set forth on Exhibit E shall be included in the Collateral and all other “equipment” (as defined in the Uniform Commercial Code) shall not be part of the Collateral;

(d)	all General Intangibles, Payment Intangibles and Intellectual Property;

(e)	all Investment Property;

(f)	all Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository;

(g)	all Chattel Paper, Instruments and Documents;

(h)	all Commercial Tort Claims, including those set forth on Schedule 4.1 hereto;

(i)	all of the Loan Parties’ right, title and interest in and to (i) its respective goods and other personal property including all merchandise returned or rejected by Account Debtors, relating to or securing any of the Accounts; (ii) all of the Loan Parties’ rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lien or, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to the Loan Parties from any Account Debtors relating to the Accounts; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of the Loan Parties’ contract rights, rights of payment which have been earned under a contract right, Instruments (including promissory notes), Documents, Chattel Paper (including electronic chattel paper), warehouse receipts, Deposit Accounts, letters of credit, and money; (vi) all Commercial Tort Claims (whether now existing or hereafter arising); (vii) if and when obtained by the Loan Parties, all real and personal property of third parties in which the Loan Parties have been granted a Lien or security interest as security for the payment or enforcement of Accounts; (viii) all Letter of Credit Rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all Supporting Obligations; and (x) any other goods or personal property, if any, in which the Loan Parties may hereafter in writing grant a security interest to the Agent, or any Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between the Agent or any Lender and the Loan Parties;

(j)	all of the Loan Parties’ ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by the Loan Parties or in which they have an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h), or (i) of this Paragraph; and

(k)	all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), and (i) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

It is expressly understood that Collateral does not include (i) any owned or leased Real Property of any Borrower or any improvements thereto or Fixtures thereon, (ii) any Equity Interests in or of, or any property or assets owned or held by, Ramaco Coal, LLC, a Delaware limited liability company, but only to the extent and for so long as a pledge thereof is expressly prohibited pursuant to the terms of the Permitted Ramaco Coal Acquisition Indebtedness, (iii) any Equity Interests in or of Maben Coal LLC, a Delaware limited liability company, or of Carbon Resources Development, Inc., a West Virginia corporation, or any of their respective direct or indirect subsidiaries, but only to the extent and for so long as a pledge thereof is expressly prohibited pursuant to the terms of the Permitted Maben Acquisition Indebtedness.

“Commitment Increase” has the meaning specified in Section 2.11 of this Agreement.

“Commitment Percentage” of any Lender shall mean the percentage set forth on the Commitment Schedule, as it may be adjusted pursuant to the terms of this Agreement.

“Commitment Schedule” shall mean the Schedule 1 attached to this Agreement, as it may be amended from time to time pursuant to the terms of this Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate of the Loan Parties signed by a Financial Officer of the Borrower Representative on behalf of each Loan Party appropriately completed and in substantially the form of Exhibit A hereto.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including any Consents required under all applicable Federal, state or other applicable law.

“Consolidated” shall mean the resultant consolidation of the financial statements of the Borrowers and their Subsidiaries in accordance with GAAP.

“Controlled Account” shall mean a Deposit Account of a Borrower that is maintained with (a) KeyBank (or an Affiliate of KeyBank), or (b) another Lender (or Affiliate of a Lender) that is subject to a Deposit Account Control Agreement in favor of the Agent; in each case, which requires the consent of the Agent, not to be unreasonably withheld (in its Permitted Discretion), to withdraw funds therefrom.

“Controlled Disbursement Account” shall mean a commercial Deposit Account designated “controlled disbursement account” and maintained by one or more of the Loan Parties with the Agent, without liability by the Agent or any Lender to pay interest thereon.

“Credit Exposure” shall mean, as to any Lender at any time, such Lender’s Revolving Exposure.

“Credit Insured Accounts” shall mean Eligible Accounts that are insured by third party credit insurance and satisfactory in all respects to the Agent in its Permitted Discretion.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Agent’s customary practice) equal to the greater of (a) SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Defaulting Lender” shall have the meaning set forth in Section 2.15 hereof.

“Defaulting Lender Rate” shall mean interest thereon at the Federal Funds Effective Rate for the first three (3) days from and after such demand and thereafter at the interest rate then applicable to Base Rate Loans that are Revolving Loans.

“Default Rate” shall mean (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Deposit Account Control Agreement” shall mean each deposit account control agreement (or other agreement serving a similar purpose) entered into by and among one or more Loan Parties, the depositary banks thereto and the Administrative Agent in respect of any bank account of the Loan Parties (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Earnings Before Interest and Taxes” shall mean, for any fiscal period, as determined on a Consolidated basis, the sum of (a)  net income (or loss) for such period calculated based on a valuation of Inventory using first-in first-out (FIFO) basis and valued at the lower of cost or market value in accordance with GAAP (excluding extraordinary gains and losses approved by the Lender), plus (b) all interest expense for such period plus (c) all charges against (or minus credits to) income for Federal, state and local taxes for such period.

“EBITDA” shall mean, for any fiscal period, as determined on a Consolidated basis, the sum of (a) Earnings Before Interest and Taxes for such period, plus (b) depreciation expenses for such period, plus (c) amortization expenses for such period, plus (d) non-cash stock based compensation expense for such period.

“Eligible Accounts” shall mean, at any time, Accounts of the Borrowers that the Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a)	which is not subject to a first priority perfected security interest in favor of the Agent for the benefit of the Agent and the Lenders;

(b)	which is subject to any Lien other than a Permitted Encumbrance;

(c)	(i) which is unpaid more than 90 days after the date of the original invoice therefor, or (ii) which has been written off the books of the Borrowers or otherwise designated as uncollectible;

(d)	which is owing by an Account Debtor if more than 50 % of the Accounts owing from such Account Debtor and its Affiliates are ineligible;

(e)	with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true;

(f)	which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) represents a progress billing, (iii) is contingent upon a Borrower’s completion of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (v) relates to payments of interest;

(g)	which is not evidenced by an invoice or other documentation satisfactory to the Agent which has been sent to the Account Debtor (other than in connection with goods (i) that have been delivered to, and accepted by, an Account Debtor, (ii) for which the applicable Borrower is only waiting for either confirmed weights, quality adjustments, or final freight bills from the carrier in order to bill the Account Debtor, and (iii) for which no more than thirty (30) days has elapsed since delivery and acceptance of such goods by such Account Debtor);

(h)	for which the goods giving rise to such Account have not been delivered to the Account Debtor, for which the services giving rise to such Account have not been performed by a Borrower or if such Account was invoiced more than once;

(i)	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)	which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)	which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)	which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than Quebec) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the province of Quebec) unless such Account is either supported by a letter of credit or insured by credit insurance, in each case, satisfactory to the Agent in its Permitted Discretion;

(m)	which is owed in any currency other than U.S. dollars;

(n)	which is owed by (i) any Federal, state or local government (or any department, agency, public corporation, or instrumentality thereof) unless (i) such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of the Agent, or (ii) with respect to the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Agent’s in such Account have been complied with to the Agent’s satisfaction;

(o)	which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)	which, for any Account Debtor, the aggregate amount of Accounts owed from such Account Debtor exceeds 35% (40% for investment grade Account Debtors acceptable to the Agent in its Permitted Discretion) of all Eligible Accounts to the extent of such excess; provided that such limitations shall not apply to Credit Insured Accounts;

(q)	which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor (except for price adjustments based on quality, demurrage or similar changes in the ordinary course of business);

(r)	which is subject to any counterclaim, deduction (except for price adjustments based on quality, demurrage or similar changes in the ordinary course of business), defense, setoff or dispute;

(s)	which is evidenced by any promissory note, chattel paper, or instrument;

(t)	which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit a Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;

(u)	with respect to which a Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(v)	which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System;

(w)	which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Borrower has or has had an ownership interest in such goods, or which indicates any party other than a Borrower as payee or remittance party;

(x)	which was created on cash on delivery terms; or

(y)	which the Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that an Account in excess of $1,000,000 that was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower Representative shall notify the Agent thereof within five (5) Business Days. In determining the amount of an Eligible Account, the face amount of an Account may, in the Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrowers may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account.

“Eligible Assignee” shall mean any of the following Persons: (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Agent, and (ii) in the case of any assignment of a commitment to make Advances hereunder, the Issuer; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of such Borrower’s Affiliates or Subsidiaries and; provided, further, that, notwithstanding the foregoing, a Person shall only be an “Eligible Assignee” if the assignment to or participation of such Person shall not constitute a nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code).

“Eligible Cash and Cash Equivalents” shall mean unrestricted currency consisting of United States Dollars or Cash Equivalents, in each case, which (i) have been deposited in a Controlled Account, (ii) is subject to a first priority perfected Lien in favor of the Agent, and (iii) is subject to no other Liens or restriction other than liens in favor of KeyBank to secure ordinary fees and expenses relating to such Deposit Account and debits to such Deposit Account for returned checks which have been previously credited to such Deposit Account and as to which the proceeds have been paid to the Agent; provided that, with respect to amounts on deposit with a Lender other than KeyBank, no more than Five Million Dollars ($5,000,000) shall constitute Eligible Cash and Cash Equivalents at any time.

“Eligible Coal Inventory” shall mean, at any time, Inventory of the Borrowers consisting of Clean Coal and Clean Coal Equivalents that the Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Agent’s Permitted Discretion provided herein, Eligible Coal Inventory shall not include any Inventory:

(a)	which is not subject to a first priority perfected Lien in favor of the Agent for the benefit of the Agent and the Lenders;

(b)	which is subject to any Lien other than a Permitted Encumbrance;

(c)	which is, in the Agent’s Permitted Discretion, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to type and/or category;

(d)	with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true in all material respects and which does not conform to all standards imposed by any Governmental Body;

(e)	in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)	which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(g)	which is not located in the U.S. or is in transit (other than coal that is otherwise Eligible Coal Inventory that is in transit to a port in connection with international sales) with a common carrier from vendors and suppliers;

(h)	which is located in any location leased by a Borrower unless the lessor has delivered to the Agent a Waiver or, in the Permitted Discretion of the Agent, the Agent has implemented a rent reserve;

(i)	which is located in any third party location or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document unless such warehouseman or bailee has delivered to the Agent a Waiver and such other documentation as the Agent may require or, in the Permitted Discretion of the Agent, the Agent has implemented a rent reserve;

(j)	which is being processed offsite at a third party location or outside processor, or is in transit to or from said third party location or outside processor;

(k)	which is a discontinued product or component thereof or which is the subject of a consignment by a Borrower as consignor;

(l)	which contains or bears any Intellectual Property rights licensed to a Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)	which is not reflected in a standard inventory report of the Borrowers; and

(n)	which the Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that Inventory in excess of $1,000,000 that was previously Eligible Coal Inventory ceases to be Eligible Coal Inventory hereunder, the Borrower Representative shall notify the Agent thereof within five (5) Business Days.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(b).

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Bodies with respect thereto.

“Equipment” shall mean only the equipment set forth on Exhibit E.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by such Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Pension Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Section 15.12(a).

“ESG” shall have the meaning assigned to it in Section 3.11.

“ESG Amendment” shall have the meaning assigned to it in Section 3.11.

“ESG Pricing Provisions” shall have the meaning assigned to it in Section 3.11.

“Event of Default” shall have the meaning set forth in Article 10.

“Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the Maximum Borrowing Amount, minus (b) the Revolving Exposure.

“Excluded Capital Expenditures” shall mean Capital Expenditures not funded by Indebtedness made by the Borrowers, which shall include (a) up to an additional $2,000,000 per fiscal quarter for each fiscal quarter ending on March 31, 2021 through and including December 31, 2021, until an aggregate of $8,000,000 is excluded hereunder, plus (b) all or any portion of the purchase price paid by any Borrower for the acquisition of the assets of the Permitted Coronado Acquisition or for the acquisition of the Equity Interests of the Permitted Ramaco Coal Acquisition and of the Permitted Maben Acquisition.

“Excluded Equity” shall mean (a) Equity Interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) Equity Interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting Equity Interest of such first-tier Foreign Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” shall mean, collectively, that certain Amended and Restated Credit and Security Agreement dated as of October 21, 2021, as it has been amended from time to time prior to the Closing Date, by and among certain of the Borrowers, the lenders party thereto and the Agent.

“Existing Loan Documents” shall mean the Existing Credit Agreement, the Loan Documents (as defined in the Existing Credit Agreement), and every other document, instrument, note and other agreement executed in connection therewith.

“Facility Termination Date” shall mean February 15, 2026, or such other date that this Agreement and the obligations of parties hereto are terminated.

“FATCA” shall mean Sections 1471 through 1474 of the Code, any current or future regulations or interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that: (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Effective Rate for such Business Day shall be the average of quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer, treasurer, chief accounting officer, chief commercial officer, or manager. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of a Borrower.

“Fixed Charge Coverage Ratio” shall mean, as determined for the most recently completed four (4) fiscal quarters of the Borrowers, on a Consolidated basis, the ratio of: (a) EBITDA less (i) total Capital Expenditures, provided that total Capital Expenditures will be reduced by (A) Excluded Capital Expenditures and (B) Capital Expenditures funded by Indebtedness less (ii) taxes paid in cash, less (iii) Capital Distributions paid in cash; to (b) Fixed Charges. Notwithstanding the foregoing, the Borrowers shall be permitted to exclude documented non-recurring fees, cash charges or other expenses incurred and paid by the Borrowers (x) in an amount not to exceed $5,000,000 incurred on or prior to April 29, 2022 in connection with the Permitted Ramaco Coal Acquisition, and (y) in an amount not to exceed $9,000,000 incurred on or prior to September 23, 2022 in connection with the Permitted Maben Acquisition; provided that, upon the Agent’s request, the Borrowers shall provide documentation (in form and substance satisfactory to the Agent) supporting such exclusions.

“Fixed Charges” shall mean, with respect to any fiscal period, as determined on a Consolidated basis, the sum of (a) interest expense paid in cash (other than interest expense related to the Permitted Ramaco Coal Acquisition Indebtedness) plus (b) scheduled principal payments on Indebtedness (other than scheduled principal payments related to the Permitted Ramaco Coal Acquisition Indebtedness or to the Permitted Maben Acquisition Indebtedness so long as such payments are made in accordance with the terms of Section 7.18(b)), plus (c) optional prepayments of principal on Indebtedness (other than optional prepayments of principal related to the Permitted Ramaco Coal Acquisition Indebtedness or to the Permitted Maben Acquisition Indebtedness so long as such payments are made in accordance with the terms of Section 7.18(b)).

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Lender” shall mean a Lender that is not a United States Person within the meaning of Code Section 7701(a)(30).

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuer, such Defaulting Lender’s Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean, individually or collectively, as the context may require, any Person that guaranties all or any portion of the Obligations, and, in each case, their respective successors and assigns.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(b).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Contracts” shall mean any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business and not for speculative purposes.

“Hedging Obligations” shall mean all liabilities of a Person under Hedging Contracts.

“Increase Effective Date” has the meaning specified in Section 2.11 of this Agreement.

“Incremental Commitment Amendment” has the meaning specified in Section 2.11 of this Agreement.

“Indebtedness” shall mean, with respect to a Person at any date of determination, any and all indebtedness, obligations or liabilities (but not including trade payables, rentals, royalties, wheelage fees, real and personal property taxes, and similar fees, and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due) (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, in each case, for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, (d) Hedging Obligations, (e) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (f) any guaranty of Indebtedness for borrowed money, and (g) all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.

“Intellectual Property” shall mean patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

“Issuer” shall mean, with respect to any Letter of Credit, the issuer of such Letter of Credit and shall be, with respect to any Letter of Credit hereunder, KeyBank, and each of its successors and assigns (in each case, which may be replaced by the Agent in its sole discretion).

“KeyBank” shall mean KeyBank National Association, a national banking association, in its individual capacity, and its successors.

“KPIs” shall have the meaning assigned to it in Section 3.11.

“Lender” and “Lenders” shall mean each Person listed on the Commitment Schedule, as amended from time to time, and each additional Person that becomes a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the terms “Lender” and “Lenders” include the Swing Line Lender.

“Lender Default” shall have the meaning set forth in Section 2.15.

“Lender Group Expenses” shall mean any and all costs or expenses expressly required to be paid by a Loan Party pursuant to the provisions of the Loan Documents that are paid, advanced, or incurred by the Agent, Lenders, or Issuer, including but not limited to the expenses set forth in Section 16.9.

“Letter of Credit Exposure” shall mean, at any time, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all disbursements relating to Letters of Credit that have not been reimbursed by the Borrowers.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letters of Credit” shall have the meaning set forth in Section 2.8.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean each Revolving Loan; and “Loans” shall collectively mean all of the Revolving Loans.

“Loan Account” shall have the meaning set forth in Section 2.7.

“Loan Documents” shall mean this Agreement, the Notes, the Pledge Agreement, the Perfection Certificate, the Letters of Credit, the Waivers, each Deposit Account Control Agreement, any Hedging Contracts, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to the Issuer, the Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively, as the context may require, each Borrower and their respective successors and assigns.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, business or prospects of the Borrowers on a Consolidated basis, (b) the Borrowers’ ability to pay the Obligations in accordance with the terms thereof, or (c) the value of the Collateral, the Liens of the Agent or any Lender on the Collateral, or the priority of any such Lien.

“Material Business Agreement” shall mean any agreement that if terminated (other than expiration in accordance with its terms), rescinded or breached (without timely cure of such breach) would have a Material Adverse Effect on any Loan Party.

“Maximum Borrowing Amount” shall mean, at any time, an amount equal to the lesser of (a) the Aggregate Revolving Commitment and (b) the Borrowing Base.

“Moody's” shall mean Moody’s Investor Services, Inc., and any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” shall mean, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Borrowers’ Eligible Coal Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Coal Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Eligible Coal Inventory appraisal completed by a qualified third-party appraisal company (approved by the Agent in its Permitted Discretion) delivered to the Agent.

“Non-Consenting Lender” shall have the meaning set forth in Section 16.3(h) hereof.

“Non-Defaulting Lender” shall have the meaning set forth in Section 2.15.

“Note” shall mean each Revolving Note; and “Notes” shall collectively mean all of the Revolving Notes.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including the Loan Documents), whether or not for the payment of money, (a) owing by one or more Loan Parties to the Agent, the Swing Line Lender, the Issuer or to any Lender (or to any direct or indirect subsidiary or affiliate of the Agent, the Swing Line Lender, the Issuer or a Lender) pursuant to the terms of this Agreement or the other Loan Documents, (b) owing by one or more Loan Parties to any Lender or any direct or indirect subsidiary or affiliate of such Lender arising (i) under any Hedging Contract, (ii) in connection with any commercial credit cards, stored value cards, cash management or treasury administration services or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise), (iii) as a result of the non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, or (iv) under any other agreement incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses. “Obligations” shall not include, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor.

“Overadvance” shall have the meaning set forth in Section 2.4.

“Participant” shall mean have the meaning set forth in Section 16.3(d).

“Payment Office” shall mean initially KeyBank National Association, Mail Code: OH-01-49-0114, 4900 Tiedeman Road, Brooklyn, Ohio 44144-2302; and, thereafter, such other office of the Agent, if any, which it may designate by notice to the Borrower Representative and the Lenders.

“Payment Recipient” has the meaning assigned to it in Section 15.12(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” shall mean an “employee benefit pension plan” (within the meaning of ERISA Section 3(2)) that is subject to the funding provisions of Section 302 of ERISA.

“Perfection Certificate” shall mean the perfection certificate provided by the Borrowers to the Agent.

“Permitted Acquisition” shall mean any Acquisition by any Loan Party, to the extent that each of the following conditions shall have been satisfied:

(a)	the assets, business or Person being acquired is engaged in the same business of the Loan Parties and their Subsidiaries;

(b)	(i) in the case of a stock Acquisition, the target thereof shall, upon Acquisition, be a Domestic Subsidiary of a Loan Party and (ii) in the case of an asset Acquisition, the assets being acquired shall be located in the United States;

(c)	the Borrower Representative shall have delivered to the Agent (i) as soon as available (but no later than five (5) Business Days after the consummation of such Acquisition), final executed counterparts of the material agreements, documents and instruments pursuant to which such Acquisition is to be consummated (including any management, non-compete, employment and option agreements) and any schedules to such agreements, documents and instruments, (ii) to the extent required under the related Acquisition agreement, all consents and approvals from applicable governmental authorities and other Persons required to consummate such Acquisition and (iii) if reasonably requested by the Agent, environmental assessments reasonably satisfactory to the Agent;

(d)	the Loan Parties and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Sections 4.2, 4.20, and 7.12, and upon the consummation of such Acquisition to the extent required by Section 7.12, the target thereof shall be a Borrower hereunder;

(e)	there shall not exist on the date on which the Acquisition is consummated, both before and after giving effect to the Acquisition, a Default or Event of Default;

(f)	such acquired assets and/or Equity Interests shall be acquired free and clear of all Liens (except for Permitted Encumbrances);

(g)	if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Agent shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be satisfactory to the Agent;

(h)	as soon as available, but not less than five (5) days prior to such Acquisition, the Borrower Representative shall have provided the Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Agent including pro forma financial statements, statements of cash flow, and availability projections; and

(i)	the cash consideration paid at closing for such Acquisition, when added to the cash consideration paid at closing for all Acquisitions consummated during the twelve (12) month period immediately preceding the date of such Acquisition, is less than $5,000,000; provided that, if the aggregate amount of such cash consideration is greater than or equal to $3,000,000 but less than $5,000,000, (i) the Loan Parties shall have Excess Availability of at least 25% of the Aggregate Revolving Commitment prior to and immediately following such Acquisition, and (ii) the Fixed Charge Coverage Ratio calculated in accordance with Section 6.3 shall equal or exceed 1.25 to 1.00 as of the last day of the fiscal quarter immediately preceding such Acquisition and after giving effect to such Acquisition on a pro forma basis.

For the avoidance of doubt, leases of coal or other real property by any Loan Party from any other Person shall not be deemed to be an Acquisition and therefore shall be permitted hereunder.

“Permitted Additional Unsecured Debt” shall have the meaning set forth in Section 7.8(g).

“Permitted Coronado Acquisition” shall mean the Acquisition by Ramaco Resources, LLC of coal reserves or existing coal mining operations known as the “Amonate Assets” located in McDowell County, West Virginia and Tazewell County, Virginia, pursuant to the terms of the Permitted Coronado Acquisition Documents and the schedules and exhibits thereto; provided that (a) Borrower Representative shall provide copies of the Permitted Coronado Acquisition Documents and related due diligence, which shall be in form and substance satisfactory to the Agent in its Permitted Discretion, (b) the Revolving Loan shall not be used to finance any portion of the Permitted Coronado Acquisition, and (c) the assets acquired in connection with the Permitted Coronado Acquisition shall not be included in the calculation of the Borrowing Base until the Borrower Representative delivers evidence (in form and substance satisfactory to the Agent) that such assets are subject to a first priority perfected Lien in favor of the Agent for the benefit of the Agent and the Lenders and meet all other eligibility requirements set forth in definitions of Eligible Accounts and Eligible Coal Inventory.

“Permitted Coronado Acquisition Documents” shall mean, collectively, (a) that certain Asset Purchase Agreement by and among Coronado IV LLC and Buchanan Minerals, LLC, as the sellers, and Ramaco Resources, LLC, as the buyer dated on or around October 29, 2021, and (b) each additional document and agreement related thereto.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured asset based lender).

“Permitted Encumbrances” shall mean (a) Liens in favor of the Agent for the benefit of the Agent, the Lenders and the Issuer; (b) Liens for taxes, assessments or other governmental Charges that (i) are not delinquent or (ii) are being contested in good faith by appropriate proceedings that stay the enforcement of such Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (e) mechanics, workers, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not more than 60 days past due or which are being contested in good faith by the applicable Loan Party; (f) Liens (including purchase money Liens) placed upon personal property (including equipment) and real estate assets created to secure a portion of the purchase price thereof or created to secure obligations in respect of capitalized leases, provided that any such Lien shall not encumber any other property of the Loan Parties other than insurance and other proceeds of such personal property and real estate; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (h) attachment and judgment liens which do not constitute an Event of Default under Section 10.6; (i) Liens disclosed on Schedule 1.2(b) provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; (j) Liens in favor of Ramaco Coal Holdings, LLC on the Equity Interests of Ramaco Coal, LLC, provided that any such Lien shall not encumber any other property of the Loan Parties other than the Equity Interests of Ramaco Coal, LLC; (k) Liens in favor of Investec Bank PLC or its affiliate on the Equity Interests of Maben Coal LLC and Carbon Resources Development, Inc., provided that any such Liens shall not encumber any other property of the Loan Parties other than the Equity Interests of Maben Coal LLC and Carbon Resources Development, Inc.; (l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in this definition, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; or (m) overriding royalties in favor of a sublessor, assignor or seller of assets.

“Permitted Maben Acquisition” shall mean the Acquisition by Ramaco Development, LLC of all of the Equity Interests in and to Maben Coal LLC, a Delaware limited liability company, all in accordance with, and pursuant to the terms of, the Permitted Maben Acquisition Documents for an aggregate purchase price not to exceed $30,000,000.

“Permitted Maben Acquisition Documents” shall mean (a) the Permitted Maben Purchase Agreement and (b) any other agreements, documents or instruments delivered in connection therewith, each either existing as of September 23, 2022 or required under the Permitted Maben Purchase Agreement.

“Permitted Maben Purchase Agreement” shall mean that certain Securities Purchase Agreement (including the exhibits and schedules thereto), dated as of August 8, 2022, by and between Appleton Coal LLC, a Delaware limited liability company and Ramaco Development, LLC.

“Permitted Maben Acquisition Indebtedness” shall mean that certain Indebtedness owing from Ramaco Development, LLC to Investec Bank PLC or its affiliate, in a principal amount equal to $21,000,000 with interest thereon, pursuant to the Permitted Maben Purchase Agreement and the related loan documents.

“Permitted Ramaco Coal Acquisition” shall mean the Acquisition by Ramaco Development, LLC of all of the Equity Interests in and to Ramaco Coal, LLC, a Delaware limited liability company, all in accordance with, and pursuant to the terms of, the Permitted Ramaco Coal Acquisition Documents for an aggregate purchase price not to exceed $65,000,000.

“Permitted Ramaco Coal Acquisition Documents” shall mean (a) the Permitted Ramaco Coal Purchase Agreement and (b) any other agreements, documents or instruments delivered in connection therewith, each either existing as of April 29, 2022 or required under the Permitted Ramaco Coal Purchase Agreement.

“Permitted Ramaco Coal Purchase Agreement” shall mean that certain Unit Purchase Agreement (including the exhibits and schedules thereto), dated as of February 23, 2022, by and among Ramaco Coal Holdings, LLC, a Delaware limited liability company, Ramaco Coal, LLC, a Delaware limited liability company, Ramaco Development, LLC, a Delaware limited liability company and Ramaco Resources, Inc.

“Permitted Ramaco Coal Acquisition Indebtedness” shall mean that certain Indebtedness owing from Ramaco Development, LLC to Ramaco Coal Holdings, LLC, in a principal amount equal to $60,000,000 with interest thereon, pursuant to the Permitted Ramaco Coal Purchase Agreement.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or Governmental Body.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, by and among each Loan Party party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Securities” shall mean all of the Equity Interests of a Subsidiary of a Loan Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude any Excluded Equity. (Schedule 5.3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Protective Overadvance” shall have the meaning set forth in Section 4.4.

“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.

“Real Property” shall mean all real property, both owned and leased, of the Loan Parties.

“Register” shall have the meaning set forth in Section 16.3(c).

“Release” shall have the meaning set forth in Section 5.8(c).

“Required Lenders” shall mean, any of the Lenders (other than Defaulting Lenders) holding at least 51% in the aggregate, based on each Lender’s Commitment Percentage, of (a) prior to the Facility Termination Date, the Aggregate Revolving Commitment, and (b) after the Facility Termination Date, the Aggregate Credit Exposure; provided that, as long as (y) there are only two Lenders (that are not Defaulting Lenders), Required Lenders shall mean both Lenders (that are not Defaulting Lenders) and (z) there are more than two Lenders (that are not Defaulting Lenders), Required Lenders shall mean at least two Lenders (that are not Defaulting Lenders) holding at least 51% in the aggregate, based on each Lender’s Commitment Percentage.

“Reserves” shall mean any and all amounts the Agent deems necessary in its Permitted Discretion to block, withhold, reserve or maintain against the amount of the Loans that the Lenders will make available to the Borrowers with respect to such matters that will or could reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of Liens of the Agent, or the amount that the Agent, for the benefit of the Lenders, would be likely to receive in the liquidation of such Collateral, including, without limitation, reserves for rent and royalties, if necessary.

“Revolving Commitment” shall mean the commitment of each Lender to make Revolving Loans and issue Letters of Credit, as such commitment may be reduced pursuant to the terms of this Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule.

“Revolving Exposure” shall mean, at any time, the sum of the outstanding principal amount of Revolving Loans, Swing Line Loans, and Letter of Credit Exposure at such time.

“Revolving Loan” shall mean a revolving loan made pursuant to Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean, individually or collectively, as the context may require, the promissory notes referred to in Section 2.1.

“S&P” shall mean Standard & Poor's Rating Services, Inc., a Standard & Poor's Financial Services, LLC business, and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in subparts (a) and (b) hereof.

“Sanctions” shall mean any sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Settlement Date” shall mean one or more Business Days of each week, or such longer period of time, as selected by the Agent in its reasonable discretion, or a date as determined in accordance with Section 2.16(a).

“SOFR” or “SOFR Rate” shall mean, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Daily Simple SOFR.

“SOFR Rate Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Unavailability Period” shall mean, the period (if any) (a) beginning at the time that either (i) the SOFR Administrator permanently or indefinitely has ceased to provide SOFR or (ii) the SOFR Administrator has announced that SOFR is no longer representative and (b) ending at the time that either (i) the SOFR Administrator has resumed providing SOFR or (ii) the SOFR Administrator has announced that SOFR is representative, as applicable.

“Subsidiary” shall mean a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“StuckyNet System” shall mean the Agent’s StuckyNet-Link internet-based communication system utilized by the Agent.

“Sustainability Coordinator” shall mean KeyBank, in its capacity as the sustainability coordinator.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Loan” shall mean a loan referred to and made pursuant to Section 2.6 of this Agreement.

“Swing Line Lender” shall mean KeyBank.

“Toxic Substances” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances, and includes asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 16.14(a).

“UFCA” shall have the meaning set forth in Section 14.2.

“UFTA” shall have the meaning set forth in Section 14.2.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of Ohio; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Ohio, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Waivers” shall mean, collectively, any landlord’s waiver, warehouseman’s waiver, bailee’s waiver, creditor’s waiver, mortgagee waiver, processor waiver, customs broker waiver, and any similar waiver, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Agent.

1.3            Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Ohio from time to time shall have the meaning given therein unless otherwise defined herein. Such terms shall include: “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodities Account”, “Deposit Account”, “Document”, “Farm Products”, “Financial Asset”, “Fixture”, “General Intangible”, “Instrument”, “Inventory”, “Investment Property”, “Lease”, “Lessor”, “Letter-of-Credit Rights”, “money”, “Payment Intangibles”, “Proceeds”, “Product”, “Record”, “Secured Party”, “Securities Account”, “Security”, “Security Entitlement”, “Security Interest” and “Supporting Obligation”. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

1.4            General Matters of Construction. For the purpose of computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context otherwise expressly requires, (a) all references to laws, statutes and regulations shall include any amendments, renewals, extensions, replacements, or successor laws, statutes or regulations, (b) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented or otherwise modified, substituted, amended and restated, or replaced, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not any particular provision hereof, (e) any reference to payment, repayment, or prepayment shall be construed as referring to payment of immediately available funds in Dollars, (f) any pronoun used shall be deemed to cover all genders, (g) any reference to any Loan Document or other deliverable shall mean, unless the context expressly states otherwise, such Loan Document or deliverable in form and substance satisfactory to the Agent, (h) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (j) wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa, and (k) captions used in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

1.5            Time References. All time references in the Loan Documents are to Cleveland, Ohio time.

1.6            Benchmark Notification. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

ARTICLE 2
ADVANCES, PAYMENTS

2.1            Revolving Loans. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Loans to the Borrowers in aggregate amounts outstanding at any time prior to the Facility Termination Date equal to such Lender’s Commitment Percentage of the Maximum Borrowing Amount minus such Lender’s Commitment Percentage of the Letter of Credit Exposure minus the principal amount of such Lender’s Commitment Percentage of the Swing Line Loans outstanding at such time. All Revolving Loans bear interest as a SOFR Loan unless the Borrowers elect to convert them to Base Rate Loans pursuant to Section 2.2(b). If requested by a Lender, that Lender’s Revolving Loans shall be evidenced by a secured promissory note (each, a “Revolving Note”) substantially in the form attached hereto as Exhibit B.

2.2            Procedure for Borrowing Advances.

(a)	The Borrower Representative shall notify the Agent by providing the Agent with a notice of loan substantially in the form attached hereto as Exhibit D hereto (a “Notice of Loan”) prior to 11:00 a.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Loan hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with the Agent or any Lender, or with respect to any other Obligation, become due, the same shall be deemed a request for a Revolving Loan charged to the Loan Account as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with the Agent, any Lender or the Issuer, and such request shall be irrevocable.

(b)	The Borrower Representative may elect to convert all of the Loans to Base Rate Loans (or SOFR Loans if they are Base Rate Loans) by providing irrevocable notice to the Agent. Each such notice shall be in form and substance satisfactory to the Agent in its Permitted Discretion, appropriately completed and signed by an Authorized Officer of the Borrower and must be received by the Agent at least one (1) Business Day prior to the effective day of such request.

2.3            Disbursement of Loan Proceeds. All Loans shall be disbursed from whichever office or other place the Agent may designate from time to time and, together with any and all other Obligations of the Borrowers to the Agent and the Lenders, shall be charged to the Loan Account on the Agent’s books. During the term of this Agreement, the Borrower Representative may use the Revolving Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Loan requested by the Borrower Representative or deemed to have been requested by any Borrower under Section 2.2(a) shall, with respect to requested Revolving Loans to the extent the Lenders make such Revolving Loans, be made available to the Borrower Representative on the day so requested by way of credit to a Borrower’s operating account at KeyBank, in immediately available federal funds or other immediately available funds or, with respect to Revolving Loans deemed to have been requested by a Borrower pursuant to Section 2.2(a), be disbursed to the Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4            Maximum Advances. Subject to Section 4.4, the Revolving Exposure outstanding at any time shall not exceed the Maximum Borrowing Amount. If the Revolving Exposure at any time exceeds the Maximum Borrowing Amount (such amount, an “Overadvance”), subject to Section 4.4, such excess shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred. Notwithstanding anything in this Section 2.4 to the contrary, in the case of an Overadvance that is caused solely as a result of the charging by the Agent of Lender Group Expenses to the Loan Account, the Borrowers shall have three (3) Business Days from the date of the initial occurrence of such Overadvance to pay to the Agent, in cash, the amount of such excess.

2.5            Repayment of Loans.

(a)	The Loans shall be due and payable in full on the Facility Termination Date subject to earlier prepayment as herein provided.

(b)	Any Account Debtor payment with respect to Accounts which is evidenced by a check, note, draft or any other similar item of payment may not be immediately collectible. In calculating outstanding availability, the Agent and the Lenders agree that any such item of payment will be deemed to have been received by the Agent and will be provisionally credited to the Loan Account by the Agent and the Lenders on the Business Day immediately following the day on which the Agent has actual possession of such item of payment for deposit to the Cash Concentration Account. In consideration of the Agent’s and Lenders’ agreement for provisional crediting of items of payment, the Borrowers agree that, in calculating interest and other charges on the Obligations, all Account Debtor payments will be treated as having been credited to the Loan Account on the Business Day immediately following the Business Day on which such payments are deemed to have been received by the Agent or a Lender pursuant to this paragraph.

(c)	The Agent shall not be required to credit the Loan Account for the amount of any item of payment or other payment which is unsatisfactory to the Agent in its Permitted Discretion. All credits (other than federal wire transfers) shall be provisional, subject to verification and final settlement. The Agent may charge the Loan Account for the amount of any item of payment or other payment which is returned to the Agent unpaid or otherwise not collected. The Borrowers agree that any information and data reported to the Borrowers pursuant to any service which is received prior to final posting and confirmation is subject to correction and is not to be construed as final posting information. The Agent and the Lenders shall have no liability for the content of such preliminary service related information.

(d)	All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents, shall be made to the Agent at the Payment Office not later than 11:00 a.m. on the due date in lawful money of the United States of America in federal funds or other funds immediately available to the Agent. The Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the Loan Account or by making Advances as provided in Section 2.2(a). The aggregate unpaid amount of Loans, types of Loans, and similar information with respect to the Loans and Letters of Credit set forth on the records of the Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to the Agent and the Lenders.

(e)	Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan.

(f)	The Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

2.6            Swing Line Loans. In the case of a Notice of Loan after the Closing Date, each Borrower and each Lender hereby authorize the Swing Line Lender at any time prior to the Facility Termination Date to make Swing Line Loans in the amount of the requested Swing Line Loan available to the Borrowers; provided, however, that (i) on the requested date of borrowing the aggregate amount of the sum of (x) the Swing Line Loans made since the last Settlement Date less the amount of collections or payments applied to the Swing Line Loans since the last Settlement Date plus (y) the amount of the requested Swing Line Loans, does not exceed 10% of the Aggregate Revolving Commitment, (ii) after giving effect to the requested Swing Line Loan, the Revolving Exposure shall not exceed the Maximum Borrowing Amount, and (iii) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Each Swing Line Loan shall be considered for all purposes hereof as a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans (except that (i) no Swing Line Loan shall be eligible to be a SOFR Loan, (ii) all payments on Swing Line Loans shall be payable to the Agent solely for the account of the Swing Line Lender, and (iii) the Borrowers must repay each Swing Line Loan in full within seven (7) days or upon demand of the Swing Line Lender), and shall be secured as an Obligation hereunder. The Swing Line Lender shall not make and shall not be obligated to make a Swing Line Loan if the Swing Line Lender has actual knowledge that one or more of the applicable conditions precedent set forth in Section 8.2 will not be satisfied on the requested funding date. The Swing Line Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 8.2 have been satisfied as of the requested borrowing date prior to making a Swing Line Loan. The Swing Line Lender shall not be obligated to make a Swing Line Loan if any Lender is at that time a Defaulting Lender, unless the Swing Line Lender has entered into agreements reasonably satisfactory to the Swing Line Lender with the Borrowers and/or such Lender to eliminate the Swing Line Lender’s Fronting Exposure with respect to the Defaulting Lender (after giving effect to Section 2.15(f)) arising from either the Swing Line Loan proposed or future Swing Line Loans as to which the Swing Line Lender will have potential Fronting Exposure in respect of such Defaulting Lender.

2.7            Statement of Account. The Agent shall maintain, in accordance with its customary procedures, a loan account (“Loan Account”) in the name of the Borrowers in which shall be recorded, among other things, the date and amount of each Advance made by the Agent and the date and amount of each payment in respect thereof; provided, however, the failure by the Agent to record the date and amount of any Advance shall not adversely affect the Agent or any Lender.

2.8            Letters of Credit. Subject to the terms and conditions hereof, the Issuer shall issue or cause the issuance of letters of credit (“Letters of Credit”) on behalf of the Borrowers; provided, however, that the Issuer will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the Revolving Exposure to exceed the Maximum Borrowing Amount. The maximum amount of Letters of Credit outstanding shall not exceed $10,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations.

2.9            Issuance of Letters of Credit.

(a)	The Borrower Representative may request the Issuer to issue or cause the issuance of a Letter of Credit by delivering to the Issuer at the Payment Office the Issuer’s form of letter of credit application completed to the satisfaction of the Issuer; and such other certificates, documents and other papers and information as the Issuer may reasonably request no later than 11:00 a.m. at least three (3) Business Days prior to the date of such proposed issuance. Each Letter of Credit shall have an expiry date not later than the earlier to occur of (a) 364 days from the date of issuance and (b) 30 days prior to the Facility Termination Date. The Issuer shall issue any Letter of Credit in its Permitted Discretion.

(b)	The Issuer shall notify the Agent and the Lenders of the request by the Borrower Representative for a Letter of Credit hereunder within a reasonable time after receiving such request.

2.10            Requirements For Issuance of Letters of Credit.

(a)	In connection with the issuance of any Letter of Credit, the Borrowers shall indemnify, save and hold the Agent, the Lenders and the Issuer harmless from any loss, cost, expense or liability, including payments made by the Agent, any Lender or the Issuer and expenses and reasonable attorneys’ fees incurred by the Agent, the Lenders or the Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower. The Borrowers shall be bound by the Agent’s or the Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created to the Loan Account, although this interpretation may be different from its own; and, neither the Agent, nor any Lender, nor the Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit unless on account of its own gross negligence or willful misconduct.

(b)	The Borrowers shall authorize and direct the Issuer to deliver to the Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(c)	Each Lender shall to the extent of the amount equal to the product of such Lender’s Commitment Percentage multiplied by the aggregate amount of all unpaid reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unpaid reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such disbursement, the Maximum Borrowing Amount, and such disbursement is not reimbursed by the Borrowers within two (2) Business Days, the Agent shall promptly notify each Lender and upon the Agent’s demand each Lender shall pay to the Agent such Lender’s proportionate share of such unpaid disbursement together with such Lender’s proportionate share of the Agent’s reasonable unreimbursed costs and expenses relating to such disbursement. In the event the Issuer makes a disbursement in respect of a Letter of Credit, each Lender shall pay to such Issuer, upon such Issuer’s demand, such Lender’s proportionate share of such disbursement together with such Lender’s proportionate share of such Issuer’s reasonable unreimbursed costs and expenses relating to such disbursement. Upon receipt by the Agent of a repayment from any Borrower of any amount disbursed by the Agent for which the Agent had already been reimbursed by the Lenders, the Agent shall deliver to each Lender that Lender’s pro rata share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (i) the Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued hereunder remains outstanding and uncancelled or (iii) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(d)	Immediately upon the request of the Agent, (i) after the occurrence of a Default or an Event of Default, or (ii) if any Letter of Credit remains outstanding after five (5) Business Days prior to the Facility Termination Date, in each such case, the Borrowers will deposit and maintain in an account with the Agent in cash, as cash collateral, in an amount equal to one hundred five percent (105%) of the amount of outstanding Letters of Credit. In each case, the Borrowers hereby irrevocably authorize the Agent, in its discretion, on the Borrowers’ behalf and in any Borrower’s name, to open such an account and to make and maintain deposits in such account or in an account opened by the Borrowers, in the amounts required to be made by the Borrowers, out of the proceeds of Accounts or other Collateral, from an Advance, or out of any other funds of the Borrowers coming into any Lender’s possession at any time. The Agent will invest such cash collateral (minus applicable Reserves) in such short-term money-market items as to which the Agent and the Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. The Borrowers may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

2.11            Increase in Revolving Commitments.

(a)	Upon notice to the Agent (which shall promptly notify the Lenders), the Borrower Representative may from time to time prior to the Facility Termination Date request, by such notice to the Agent, up to three (3) increases in the Revolving Commitments (each, a “Commitment Increase”), in each case to be made available to the Borrowers; provided that: (A) in no event shall the aggregate amount of all Commitment Increases exceed Fifty Million Dollars ($50,000,000); (B) in no event shall any individual Commitment Increase be in an amount less than Fifteen Million Dollars ($15,000,000) and integral multiples of One Million Dollars ($1,000,000) in excess thereof; and (C) the conditions precedent to such Commitment Increase set forth in clause (d) of this Section 2.11 shall have been satisfied.

(b)	Any existing Lender may, in its sole discretion, participate in any Commitment Increase, but no Lender shall have any obligation to do so. Each existing Lender electing to increase its Revolving Commitment shall confirm its agreement to increase its Revolving Commitment pursuant to an acknowledgement in form acceptable to the Agent and delivered to the Agent at least five (5) days before the Increase Effective Date (as defined in clause (c) below). To the extent that the existing Lenders elect not to participate in any Commitment Increase, subject to the approval of the Agent, the Issuer, and the Swing Line Lender (each such approval not to be unreasonably withheld), Eligible Assignees may become Lenders under this Agreement in connection with any requested Commitment Increase pursuant to a joinder agreement, in form and substance reasonably satisfactory to the Agent.

(c)	If the Revolving Commitments are increased in accordance with this Section 2.11, the Agent and Borrower Representative shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify Borrower Representative and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d)	The effectiveness of any Commitment Increase shall be subject to the following conditions precedent: (A) no Default or Event of Default has occurred and is continuing or would result therefrom; (B) before and after giving effect to such Commitment Increase, the Borrowers shall be in compliance, calculated as of the last day of the most recently ended fiscal month for which financial statements have been delivered pursuant to Section 9.7, with the financial covenants specified in Section 6.3 on a pro forma basis after giving effect to such Commitment Increase as if such Commitment Increase occurred on the last day of such fiscal month and as if such Commitment Increase was fully funded; (C) the Borrowers shall have paid all fees and expenses to the Agent and the Lenders in connection with the Revolving Commitment; (D) the conditions in Section 8.2 shall be satisfied with respect to the Commitment Increase; and (E) the Borrower Representative shall have delivered to the Agent a certificate dated as of the Increase Effective Date signed by a Financial Officer of the Borrower Representative (1) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase and (2) certifying that the conditions set forth in this Section 2.11 have been satisfied as of the Increase Effective Date.

(e)	Any increase in Revolving Commitments pursuant to this Section 2.11 shall be effected pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement, executed by the Loan Parties, the Lenders providing such Commitment Increases (and no other Lenders) and the Agent. Any Incremental Commitment Amendment may, without the consent of any Lenders other than the Lenders providing the Commitment Increases, effect the applicable changes to the amount and percentages of the Revolving Commitments of the Lenders, including any new Lender added through a joinder agreement in accordance with clause (b) of this Section 2.11. Any Incremental Commitment Amendment shall not effectuate any other amendments without the consent of the applicable Lenders in accordance with Section 16.2. On each Increase Effective Date, each applicable Lender, Eligible Assignee or other Person which is providing a portion of the applicable Commitment Increase shall become a “Lender” for all purposes of this Agreement and the other Loan Documents.

(f)	On any Increase Effective Date: (i) each existing and new Lender providing Commitment Increases shall make available to the Agent such amounts in immediately available funds as the Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders, each Lender’s portion of the outstanding Loans of all of the Lenders to equal its Commitment Percentage of such Loans, (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Loans of all the Lenders to equal its Commitment Percentage of such outstanding Loans as of the Increase Effective Date (with such reborrowing to consist of the types of Loans, with related interest periods if applicable, specified in a notice delivered by the Borrower Representative and (iii) the participations of the Lenders in Letters of Credit and Swing Line Loans shall be adjusted to reflect changes in Commitment Percentages.

(g)	This Section 2.11 shall supersede Section 16.2 to the extent expressly set forth in this Section 2.11. Notwithstanding any other provision of any Loan Document, any references to the amount or percentages of the Revolving Commitments or the identity of the Lenders in the Loan Documents may be amended by the Agent and the Borrower Representative to the limited extent necessary to conform the Revolving Commitments for each Commitment Increase effected in accordance with the terms of this Section 2.11.

2.12            Additional Payments. Any sums reasonably expended by the Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under any Loan Document, including the Loan Party’s obligations under Sections 2.9, 4.2, 4.4, 4.12, 4.13, 4.15, 6.7 and 16.9, may be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations.

2.13            Use of Proceeds. The Borrowers shall apply the proceeds of Advances and other Loans (a) to refinance existing Indebtedness, (b) to pay fees and expenses relating to the transaction contemplated by this Agreement, (c) for general corporate purposes and (d) to provide for working capital needs. The Borrowers shall not request any Loan or Letter of Credit, and the Borrowers shall not use, and shall ensure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (z)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.14            Manner of Borrowing and Payment; Settlement.

(a)	Each borrowing of Revolving Loans shall be advanced according to the applicable Commitment Percentages of the Lenders.

(b)	Each payment (including each prepayment) by the Borrowers on account of the principal of and interest on the Revolving Loans, shall be applied to the Revolving Loans pro rata according to the applicable Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m. in Dollars and in immediately available funds.

(c)	Reserved.

(d)	If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances or other Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances or other Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances or other Loans, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances or other Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)	Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to the Agent, the Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to the Agent on the next Settlement Date and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. The Agent will promptly notify the Borrowers of its receipt of any such notice from a Lender. If such amount is made available to the Agent on a date after such next Settlement Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by the Agent, multiplied by (ii) such amount, multiplied by (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection (e) shall be presumed correct, in the absence of manifest error. If such amount is not in fact made available to the Agent by such Lender within three (3) Business Days after such Settlement Date, the Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to Revolving Loans hereunder, on demand from the Borrowers; provided, however, that the Agent’s right to such recovery shall not prejudice or otherwise adversely affect the Borrowers’ rights (if any) against such Lender.

2.15            Defaulting Lender.

(a)	Notwithstanding anything to the contrary contained herein, in the event any Lender (i) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance, (ii) notifies either the Agent or the Borrower Representative that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement), (iii) has notified any Borrower, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement, or (iv) becomes, or its parent becomes, subject to a Bankruptcy Event (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.

(b)	Advances shall be incurred pro rata from the Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances or other Loans shall be applied to reduce the applicable Advances or other Loans of each Lender pro rata based on the aggregate of the outstanding Advances or other Loans of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances or other Loans of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances or other Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances or other Loans then outstanding.

(c)	A Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Loan Documents. All amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d)	Reallocation of Payments. Any payment of principal, interest, fees or other amounts (including collections and proceeds of Collateral) received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE 11 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Agent as follows:

(i)	first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder;

(ii)	second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuer hereunder;

(iii)	third, to Cash Collateralize the Issuer’s or Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(g);

(iv)	fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent;

(v)	fifth, if so determined by the Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (B) Cash Collateralize the Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued made under this Agreement, respectively, in accordance with this Section 2.15;

(vi)	sixth, to the payment of any amounts owing to the Lenders, the Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

(vii)	seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)	eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if: (x) such payment is a payment of the principal amount of any Advances or other extension of credit resulting from a drawing under any Letter of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or other extensions of credit resulting from a drawing under any Letter of Credit were made at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of and such other obligations in respect of Letter of Credit Exposure owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances or such obligations in respect of Letters of Credit owed to that Defaulting Lender until such time as all Advances and funded and unfunded participations in the Letter of Credit Exposure and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the applicable facility without giving effect to Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(d) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(e)	Certain Fees. No Defaulting Lender shall be entitled to receive any unused facility fee pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(f)	Reallocation of Commitment Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Loans and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment Percentages) but only to the extent that (x) the conditions set forth in Section 8.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans, Letter of Credit Exposure and Commitment Percentage of the outstanding Swing Line Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(g)	Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in Section 2.15(f) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuer’s Fronting Exposure in accordance with the procedures set forth in this Section 2.15.

(h)	New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(i)	Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, the Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

A Defaulting Lender may be replaced in accordance with Section 16.3(g). In the event a Defaulting Lender retroactively cures to the satisfaction of the Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.16            Settlement Procedures.

It is agreed that each Lender’s funded portion of the Revolving Loans to the Borrowers is intended by the Lenders to equal, at all times, such Lender’s Commitment Percentage of the outstanding Revolving Loans to the Borrowers. Such agreement notwithstanding, the Agent, the Swing Line Lender, and the other Lenders agree (which agreement shall not be for the benefit of the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Line Loans, Protective Advances and Overadvances shall take place on a periodic basis in accordance with the following provisions:

(a)	Settlement. The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent: (1) on behalf of the Swing Line Lender, with respect to the outstanding Swing Line Loans of the Swing Line Lender and (2) on behalf of itself, with respect to the outstanding Protective Advances and Overadvances as to which the Agent has requested settlement, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of (i) the amount of outstanding Revolving Loans, Swing Line Loans, Protective Advances and Overadvances with respect to the Borrowers for the period from the prior Settlement Date and (ii) the amount of payments received from the Borrowers or, during a Cash Dominion Period, collections received and applied to the Obligations. Subject to the terms and conditions contained herein:

(x)            if the Commitment Percentage of a Lender that is not a Defaulting Lender of Revolving Loans (including Swing Line Loans and including the Protective Advances and Overadvances as to which the Agent has requested settlement from the Lenders) to the Borrowers from and including the prior Settlement Date attributable to such Lender exceeds such Lender’s Commitment Percentage of the Revolving Loans (including Swing Line Loans and including such Protective Advances and Overadvances) to the Borrowers until but excluding the requested Settlement Date, then the Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate from time to time), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Commitment Percentage of the Revolving Loans (including Swing Line Loans and such Protective Advances and Overadvances) to the Borrowers, and

(y)            if the Commitment Percentage of a Lender that is not a Defaulting Lender of Revolving Loans (including Swing Line Loans and including such Protective Advances and Overadvances) to the Borrowers from and including the prior Settlement Date attributable to such Lender is less than such Lender’s Commitment Percentage of Revolving Loans (including Swing Line Loans and including such Protective Advances and Overadvances) to the Borrowers until but excluding the requested Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds in Dollars to the Agent for the account of the Swing Line Lender or the Agent, as applicable, at the account of the Agent maintained at the Payment Office, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Commitment Percentage of the Revolving Loans (including Swing Line Loans and including such Protective Advances and Overadvances) to the Borrowers.

Amounts made available to the Agent under clause (y) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Line Loans and such Protective Advances and Overadvances and, together with the portion of such Swing Line Loans and such Protective Advances and Overadvances representing the applicable Swing Line Lender’s Commitment Percentage thereof, shall constitute Advances of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(b)	Determining Lender Balances. In determining whether a Lender’s balance of the Revolving Loans, Swing Line Loans, Protective Advances and Overadvances to the Borrowers is less than, equal to, or greater than such Lender’s Commitment Percentage of such Advances to the Borrowers for purposes of a requested Settlement Date, the Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Agent with respect to principal, interest, fees payable by the Borrowers and allocable to the Lenders hereunder and proceeds of Collateral.

(c)	Applications between Settlement Dates; Interest. Between Settlement Dates, the Agent, to the extent of Swing Line Loans outstanding and Protective Advances or Overadvances made by the Agent for which the Agent has not received settlement payments from the Lenders, may pay over to the Swing Line Lender or the Agent, as applicable, any collections or payments made directly by the Borrowers received by the Agent that, in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swing Line Loans, Protective Advances or Overadvances. Between Settlement Dates, the Agent, to the extent no Swing Line Loans, Protective Advances or Overadvances are outstanding, may pay over to Swing Line Lender any collections or Borrower payments received by the Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swing Line Lender’s Commitment Percentage of the Revolving Loans. If, as of any Settlement Date, collections or Borrower payments received since then immediately preceding Settlement Date have been applied to the Swing Line Lender’s Commitment Percentage of the Revolving Loans other than to Swing Line Loans, as provided for in the previous sentence, the Swing Line Lender shall pay to the Agent for the accounts of the Lenders, and the Agent shall pay to the Lenders (other than a Defaulting Lender if the Agent has implemented the provisions of Section 2.15) to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Commitment Percentage of the Revolving Loans.

During the period between Settlement Dates, the Swing Line Lender with respect to Swing Line Loans, the Agent with respect to Protective Advances and Overadvances, and each Lender with respect to the Revolving Loans other than Swing Line Loans, Protective Advances and Overadvances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Swing Line Lender, the Agent, or the Lenders, as applicable. Anything in this Section 2.16(c) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.15.

(d)	Lender Participations in Swing Line Loans. If a Lender determines that such Lender is legally prohibited from making funds available to the Agent with respect to settling outstanding Swing Line Loans, Protective Advances or Overadvances as required by Section 2.16(a), such affected Lender shall irrevocably and unconditionally purchase and receive from the Swing Line Lender or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Swing Line Loans, Protective Advances or Overadvances equal to such Lender’s Commitment Percentage thereof by paying to the Agent for the account of the Swing Line Lender or the Agent, as applicable, in immediately available funds in Dollars, at the account of the Agent maintained at the Payment Office not later than the time such settlement transfer would have funded, an amount equal to such Lender’s Commitment Percentage of the principal amount of such Revolving Loans on the date such Revolving Loan would have been made pursuant to Section 2.16(b) above. Upon purchase of an undivided interest in any Swing Line Loan, Protective Advance or Overadvance pursuant to this Section 2.16(d), such Lender shall be entitled to its Commitment Percentage of all payments credited to such Swing Line Loan, Protective Advance or Overadvance. Whenever the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its participation share of such amounts. Each Lender’s obligation to purchase participating interests pursuant to this Section 2.16(d) shall be absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any Loan Party may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 8.2; (iii) any adverse change in the financial or other condition of the Loan Parties or the occurrence of any Material Adverse Effect; (iv) the acceleration or maturity of any Obligations or the termination of any Revolving Commitment after the making of any Swing Line Loan; (v) any breach of this Agreement or any other Loan Document by any Loan Party or any other Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender shall not have made its settlement payment available to the Agent for the account of the Agent or Swing Line Lender, as the case may be, as required by this Section 2,16, such Lender agrees to pay such amount to the Agent for the account of the Agent or Swing Line Lender, as the case may be, forthwith on demand, for each day from such date until the date such amount is paid to the Agent for the account of the Agent of Swing Line Lender, as applicable, at the Defaulting Lender Rate. The failure of any Lender to make such payment to the Agent shall not relieve any Lender of its obligation hereunder as specified above, but no Lender shall be responsible for the failure of any other Lender to make its payment hereunder.

ARTICLE 3
INTEREST AND FEES

3.1            Interest.

(a)	Interest on the Loans shall be payable in arrears on the first (1st) day of each calendar month. Interest charges shall be computed on the actual principal amount of Loans outstanding during the calendar month.

(b)	Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin, and SOFR Loans shall bear interest for each day at a rate per annum equal to Daily Simple SOFR plus the Applicable SOFR Rate Margin.

(c)	Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the interest rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect.

(d)	The Base Rate or Daily Simple SOFR shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(e)	All Loans shall bear interest as Base Rate Loans during the continuance of a Default or an Event of Default.

(f)	Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Agent or the Required Lenders which may be retroactive (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 10.7 hereof, the applicable Default Rate shall apply automatically without any election or action on the part of the Agent or any Lender.

3.2            Letter of Credit Fees.

(a)	Trade or Commercial Documentary Letters of Credit. With respect to each Letter of Credit that shall be a trade or commercial documentary letter of credit and the drafts thereunder, the Borrowers agree to pay to the Issuer issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuer in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(b)	Standby Letter of Credit. The Borrowers shall pay (i) to the Agent, for the ratable benefit of the Lenders, fees for each Letter of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Letter of Credit Fee Percentage, such fees to be payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date, (ii) [reserved], and (iii) to the Issuer, for its own account, any and all fees and expenses as agreed upon by the Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse the Agent for any and all fees and expenses, if any, paid by the Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.

(c)	Fronting Fee. In addition to the other fees set forth in this Section, the Borrowers shall pay to the Issuer, for its own account, a fronting fee, which shall accrue at the rate of 0.15% per annum on the average daily face amount of each outstanding Letter of Credit during the period from and including the issuance of each such Letter of Credit to but excluding the day on which each such Letter of Credit expires or is terminated, such fees to be payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date.

3.3            Unused Facility Fee. If, for any calendar month during the term of this Agreement, the average daily Revolving Exposure for each day of such calendar month does not equal the Aggregate Revolving Commitment, then the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a fee at a rate per annum equal to the Applicable Unused Facility Fee Percentage, multiplied by the amount by which the Aggregate Revolving Commitment exceeds such average daily Revolving Exposure, such fees shall be payable to the Agent in arrears on the first (1st) day of each calendar month after the date hereof until the Facility Termination Date and on the Facility Termination Date; provided, however that for purposes of calculating the unused facility fees hereunder, Swing Line Loans, Protective Advances and Overadvances shall not be taken into account in calculating the daily Revolving Exposure.

3.4            Reserved.

3.5            Reserved.

3.6            Computation of Interest and Fees. Interest and fees hereunder, including Letter of Credit Fees, shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension.

3.7            Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrowers, and if the remaining excess amount is greater than the previously unpaid principal balance, the Lenders shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8            Increased Costs. In the event that, (a) the introduction after a Lender becomes a party to this Agreement of any law, treaty, rule or regulation or any change therein after such Lender becomes a party hereto, (b) any change after a Lender becomes a party to this Agreement in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other Governmental Body or (c) the compliance by the Agent, any Lender or the Issuer with any guideline, request or directive from any central bank or other Governmental Body (whether or not having the force of law) after such Agent, Lender or Issuer becomes a party to this Agreement (for purposes of this Section 3.8, the term “Agent” or “Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any Lender and the office or branch where the Agent or any Lender (as so defined) makes or maintains any Loans), shall:

(a)	subject the Agent or any Lender to any tax of any kind whatsoever with respect to any Loan Document or change the basis of taxation of payments to the Agent or any such Lender of principal, fees, interest or any other amount payable under any Loan Documents (except for (i) changes in the rate of tax on the overall net income of the Agent or any Lender by the jurisdiction in which it maintains its principal office or applicable lending office and (ii) taxes payable by a Loan Party under Section 4.13 of this Agreement); or

(b)	impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System,

and the result of any of the foregoing is to increase the cost to the Agent or any Lender of making, renewing or maintaining its Advances or other Loans hereunder by an amount that the Agent or any such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances or other Loans by an amount that the Agent or such Lender deems to be material, then, in any case the Borrowers shall promptly pay the Agent or such Lender, upon its demand, such additional amount as will compensate the Agent or such Lender for such additional cost or such reduction, as the case may be. For purposes of this Section 3.8, any rules or directives concerning capital adequacy promulgated by the Bank of International Settlements pursuant to the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date. The Agent or such Lender shall certify the amount of such additional cost or reduced amount to the Borrower Representative, and such certification shall be presumed correct absent manifest error.

Each Lender shall severally indemnify the Agent for any taxes (but only to the extent that the Loan Parties have not already indemnified the Agent for such taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Body. This indemnity obligation shall be paid within ten (10) days after the Agent delivers to the applicable Lender a certificate stating the amount of taxes so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

3.9            Illegality; Inability to Determine Interest Rate; Benchmark Replacement Setting.

(a)            Illegality. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for any Lender to make, fund, or maintain any advance at Daily Simple SOFR or SOFR, then such Lender shall notify the Agent and the Borrower Representative that such Lender is no longer able to maintain the interest rate at Daily Simple SOFR or SOFR, (b) the Borrower Representative shall not be entitled to elect Daily Simple SOFR or SOFR for Loans, and (c) the Loans shall automatically be converted to Base Rate Loans.

(b)            Inability to Determine Rates.

(i)	Temporary. If the Agent determines (which determination shall be conclusive and binding on the Borrowers) that reasonable means do not exist for ascertaining “Daily Simple SOFR”, other than due to a Benchmark Transition Event, the Agent will promptly so notify the Borrower Representative and each Lender. Upon notice thereof by the Agent to the Borrower Representative and the Lenders, (a) any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (b) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the SOFR component (if any) of Base Rate) and (c) the component of Base Rate based upon SOFR (if any) will not be used in any determination of Base Rate, in each case, until the Agent revokes such notice.

(ii)	Permanent. If the Agent determines (which determination shall be conclusive and binding on the Borrowers) that reasonable means do not exist for ascertaining “Daily Simple SOFR” as a result of a Benchmark Transition Event, the Agent will promptly so notify the Borrower Representative and each Lender, and the provisions of Section 3.9(c) of this Agreement shall be applicable. Upon notice thereof by the Agent to the Borrower Representative and the Lenders, (a) any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (b) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the SOFR component (if any) of Base Rate) and (c) the component of Base Rate based upon SOFR (if any) will not be used in any determination of Base Rate. Unless and until the Agent and the Borrowers have amended this Agreement to provide for a Benchmark Replacement in accordance with Section 3.9(c) of this Agreement, all Loans shall be Base Rate Loans.

(c)            Benchmark Replacement Setting.

(i)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Contract shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), upon the occurrence of a Benchmark Transition Event, the Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at the time, not less than five Business Days after the Agent has provided notice thereof, which is provided in the applicable amendment implementing such Benchmark Replacement. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.9(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)	Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower Representative and each Lender of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 3.9(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.9(c).

(iv)	Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers will be deemed to have immediately converted all Loans to Base Rate Loans. During a Benchmark Unavailability Period or a SOFR Unavailability Period, the component of the Base Rate based upon the then-current Benchmark or SOFR, as and if applicable, will not be used in any determination of the Base Rate.

(v)	For purposes of this Agreement, the following terms have the definitions provided below:

“Benchmark” means, initially, Daily Simple SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 3.9.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower Representative giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” or “SOFR Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of any “breakage” provisions and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c).

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication.

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.9(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.9(c).

“Reference Time” with respect to any setting of the then-current Benchmark means four (4) SOFR Business Days prior to (a) if the date of such setting is a SOFR Business Day, such date or (b) if the date of such setting is not a SOFR Business Day, the SOFR Business Day immediately preceding such date.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.10            Capital Adequacy. In the event that the Agent or any Lender shall have determined that (a) the introduction after the Closing Date of any law, treaty, rule or regulation or any change therein after the Closing Date, (b) any change after the Closing Date in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other Governmental Body or (c) the compliance by the Agent, any Lender or the Issuer with any guideline, request or directive from any central bank or other Governmental Body (whether or not having the force of law) after the Closing Date (for purposes of this Section 3.10, the term “Agent or any Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any such Lender and the office or branch where the Agent or any such Lender (as so defined) makes or maintains any Loans), has or would have the effect of reducing the rate of return on the Agent’s or any such Lender’s capital as a consequence of its obligations hereunder to a level below that which the Agent or any such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s or any such Lender’s policies with respect to capital adequacy) by an amount deemed by the Agent or any such Lender to be material, then, from time to time, the Borrowers shall pay upon demand to the Agent or any such Lender such additional amount or amounts as will compensate the Agent or such Lender for such reduction. In determining such amount or amounts, the Agent or any such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.10 shall be available to the Agent or any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. For purposes of this Section 3.10, any rules or directives concerning capital adequacy promulgated by the Bank of International Settlements pursuant to the Dodd Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date. A certificate of the Agent or any Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender with respect to this Section 3.10 when delivered to the Borrower Representative shall be presumed correct absent manifest error.

3.11            ESG Adjustments.

(a)	The Borrowers, in consultation with the Sustainability Coordinator, may establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrowers. The Sustainability Coordinator and the Borrowers may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. (Eastern time), on the tenth (10th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such ESG Amendment. If the Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrowers and the Sustainability Coordinator. Upon the effectiveness of any such ESG Amendment, based on the Borrowers’ performance against the KPIs, certain adjustments (decrease or no adjustment) to the otherwise Applicable Base Rate Margin, Applicable SOFR Rate Margin and Applicable Letter of Credit Fee Percentage will be made; provided that the amount of such adjustments shall not exceed five (5.0) basis points, provided that in no event shall the Applicable Base Rate Margin, Applicable SOFR Rate Margin or Applicable Letter of Credit Fee Percentage be less than zero. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the United States Mine Safety and Health Administration or other independent governmental organization and is to be agreed between the Borrowers and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment:

(i)	any modification to the ESG Pricing Provisions which has the effect of reducing the Applicable Base Rate Margin, Applicable SOFR Rate Margin and Applicable Letter of Credit Fee Percentage to a level not otherwise permitted by Section 3.11(a) shall be subject to the consent of all Lenders; and

(ii)	any other modification to the ESG Pricing Provisions (other than as provided for in Section 3.11(a)(i) above) shall be subject only to the consent of the Required Lenders.

(b)	The Sustainability Coordinator will (i) assist the Borrowers in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrowers in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(c)	This Section 3.11 shall supersede any provisions in Section 16.2 to the contrary.

(d)	For the avoidance of doubt, any failure of the Borrowers to meet or satisfy any KPI shall not be considered an Event of Default under this Agreement or any other Loan Documents.

ARTICLE 4
COLLATERAL: GENERAL TERMS

4.1            Security Interest in the Collateral. To secure the prompt payment and performance of the Obligations, each Loan Party hereby grants to the Agent, for its benefit, the benefit of the Lenders, the benefit of the Issuer, and the benefit of each of their respective Affiliates, a continuing security interest in and a pledge of all of its Collateral. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the security interest of the Agent, the Lenders and the Issuer and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide the Agent with written notice of any commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Loan Party shall be deemed to hereby grant to the Agent a security interest and Lien in and to such commercial tort claims and all proceeds thereof.

4.2            Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that the Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Agent’s security interest in the Collateral or to enable the Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including (a) immediately discharging all Liens other than Permitted Encumbrances, (b) using commercially reasonable efforts to obtain such Waivers as the Agent may request, (c) delivering to the Agent, endorsed or accompanied by such instruments of assignment as the Agent may specify, and stamping or marking, in such manner as the Agent may specify, any and all chattel paper, instruments, vehicle titles, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into lockbox and other custodial arrangements satisfactory to the Agent, and (e) executing and delivering control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to the Agent, relating to the creation, validity, perfection, maintenance or continuation of the Agent’s security interest in Collateral under the Uniform Commercial Code or other applicable law. By its signature hereto, each Loan Party hereby authorizes the Agent to file against such Loan Party, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code to perfect Liens securing Obligations arising hereunder in form and substance satisfactory to the Agent. All charges, expenses and fees the Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations, or, at the Agent’s option, shall be paid to the Agent promptly, but in no event later than three days, after demand.

4.3            Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for the Agent’s general account and shall make no disposition thereof whether by sale, lease or otherwise except as may be otherwise permitted under this Agreement.

4.4            Preservation of Collateral. Following the occurrence of a Default or an Event of Default, in addition to the rights and remedies set forth in Section 11.1, the Agent may at any time take such steps as the Agent deems necessary to protect the Agent’s interest in and to preserve the Collateral, including (a) the hiring of such security guards or the placing of other security protection measures as the Agent may deem appropriate; (b) employing and maintaining at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect the Agent’s interests in the Collateral; (c) leasing warehouse facilities to which the Agent may move all or part of the Collateral; and (d) using any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral. The Agent shall have, and is hereby granted by the Loan Parties to the fullest extent that the Loan Parties can provide such grant, a right of ingress and egress to any Real Property where the Collateral is located, and may proceed over and through any such Real Property. Each Loan Party shall cooperate fully with all of the Agent’s efforts to preserve the Collateral as permitted in the first sentence of this Section 4.4 and will take such actions to preserve the Collateral as the Agent may direct. The Agent is hereby authorized by the Loan Parties, the Lenders, and the Issuer, from time to time in the Agent’s sole discretion, (a) after the occurrence of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Loans to the Borrowers which the Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement (any such amount, a “Protective Advance”). All of the Agent’s expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations. With respect to custody, safekeeping and physical preservation of the Collateral in its possession, the Agent shall deal with the Collateral in the same manner as the Agent deals with similar property for similarly situated borrowers.

4.5            Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to the Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to the Agent, subject to any Permitted Encumbrances; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to the Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory and Equipment shall be located as set forth on Schedule 4.5 (as such schedule may be updated from time to time) and shall not be removed from such location(s) without the prior written consent of the Agent except with respect to repair, maintenance, or rebuild of such Equipment required to be performed off-site in the usual and customary course of business in the industry, the sale or other disposition of Inventory in the ordinary course of business and Equipment in accordance with this Agreement, and with respect to Inventory and Equipment in transit from one location identified on Schedule 4.5 (as such schedule may be updated from time to time) to another location identified on Schedule 4.5.

4.6            Defense of the Interests of the Agent and the Lenders. Until (a) payment and performance in full of all of the Obligations (other than contingent obligations that expressly survive the termination of this Agreement), and (b) termination of this Agreement, the interests of the Agent and the Lenders in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without the Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for sales, assignments, and transfers expressly permitted elsewhere herein, any part of the Collateral. Each Loan Party shall defend the interests of the Agent and the Lenders in the Collateral against any and all Persons whatsoever. At any time after the occurrence of an Event of Default, the Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If the Agent exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to the Agent at a place reasonably convenient to the Agent. In addition, with respect to all Collateral, the Agent, the Lenders, and the Issuer shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. After the occurrence of an Event of Default, each Loan Party shall, and the Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver same to the Agent and/or subject to the Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as the Agent’s trustee, and such Loan Party will immediately deliver them to the Agent in their original form together with any necessary endorsement.

4.7            Books and Records. Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all Charges; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Accounts, advances and investments and all other proper accruals (including accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which shall be set aside from such earnings in connection with its business. All determinations pursuant to this Section 4.7 shall be made in all material respects in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.

4.8            Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time and promptly after the request of the Agent to exhibit and deliver to the Agent copies of any Loan Party’s financial statements (if any exist at or prior to the date of such request), trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Agent any information such accountants or auditors may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to the Agent copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, the Agent will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such authorities.

4.9            Compliance with Laws. Each Loan Party shall be in compliance in all material respects with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or the Collateral or any part thereof or to the operation of such Loan Party’s business, including, without limitation the USA PATRIOT Act and Beneficial Ownership Regulations. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

4.10            Inspection of Premises; Appraisals. At all times as the Agent reasonably deems necessary, the Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. The Agent and its agents may enter upon any of each Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time as the Agent deems necessary or desirable, for the purpose of auditing, inspecting and appraising the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. The Agent shall have the right to conduct such audits, including “Desk Top” appraisals, inspections and appraisals at such times as the Agent deems necessary, in each case, at the Borrowers’ expense; provided that, notwithstanding the foregoing or anything else contained herein to the contrary, the Borrowers shall be required to pay for no more than two (2) field exams and one (1) appraisal per calendar year unless an Event of Default occurs, in which case such limitation shall not apply.

4.11            Insurance. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers reasonably acceptable to the Agent, each Loan Party shall (a) keep all of its insurable properties and properties in which each Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party, including business interruption insurance for its preparation plants; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain general and excess liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; and (e) furnish the Agent with (i) a status report with respect to the renewal of all such insurance, no later than ten (10) days before the expiration date thereof, (ii) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (iii) appropriate loss payable and additional insured endorsements in form and substance satisfactory to the Agent, naming the Agent as a co-insured and lender loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to the Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to the Agent. The Loan Parties shall provide copies of all such insurance policies (including the appropriate lender loss payee and additional insured endorsements) within thirty (30) days after the Agent’s request, however, only certificates of such insurance shall be required on the Closing Date. In the event of any loss under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by the Agent and the applicable Loan Party to make payment for such loss to the Agent and not to such Loan Party and the Agent jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Loan Party and the Agent jointly, the Agent may endorse such Loan Party’s name thereon and do such other things as the Agent may deem advisable to reduce the same to cash. Upon the occurrence of an Event of Default, the Agent is hereby authorized to adjust and compromise claims under insurance coverage with respect to Collateral.

4.12          Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, the Agent, if the Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and such premium shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations.

4.13          Payment of Taxes. Each Loan Party will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including real and personal property taxes, assessments and Charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except those taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Agent to protect the security interest of the Agent, for the benefit of the Lenders, in or Lien on the Collateral. If any (a) tax (other than U.S. withholding taxes as a result of FATCA or taxes based on net income, gross receipts or profits) is or may be imposed by any Governmental Body on or as a result of any transaction between any Loan Party and the Agent, any Lender, or the Issuer, on one hand, and the Loan Parties on the other hand, after such Person becomes a party to this Agreement and the Agent, any Lender, or the Issuer may is required to withhold or pay or (b) taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made in connection therewith which, in the Agent’s opinion, may possibly create a valid Lien on the Collateral, the Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds the Agent, each Lender and the Issuer harmless in respect thereof. The Agent will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s security interest in or Lien on the Collateral. The amount of any payment by the Agent or any Lender under this Section 4.13 shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations and, until the Loan Parties shall furnish the Agent or such Lender with an indemnity therefor (or supply the Agent or such Lender with evidence satisfactory to the Agent that due provision for the payment thereof has been made), the Agent or such Lender may hold without interest any balance standing to the Loan Parties’ credit and the Agent or such Lender shall retain its security interest in any and all Collateral held by the Agent or such Lender. Each Foreign Lender shall provide to the Agent and the Borrowers any tax form (including any applicable supporting document) and document or information required under FATCA on or before becoming a party to this Agreement that will eliminate or reduce the rate of any taxes with respect to payments made under a Loan Document.

4.14          Payment of Leasehold Obligations. Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the Agent’s reasonable request, each Loan Party will provide evidence of having done so.

4.15          Accounts.

(a)	Nature of Accounts. Each of the Accounts shall be a bona fide and valid account representing a bona fide obligation incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Account is created. Such Account shall be due and owing without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to the Agent (or except for adjustments for quality, demurrage and similar charges).

(b)	Solvency of Account Debtors. Each Account Debtor, to the Loan Parties’ knowledge, as of the date each Account is created, is solvent and able to pay all Accounts on which the Account Debtor is obligated to any Loan Party in full when due or with respect to such Account Debtor of any Loan Party who, to the Loan Parties’ knowledge, are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover the uncollectible portion.

(c)	Locations of Loan Parties. Each Loan Party’s state of organization and chief executive office are located at the addresses set forth on Schedule 4.15(c). Until written notice is given to the Agent by the Borrower Representative of any other office at which any Loan Party keeps its records pertaining to Accounts, all such records shall be kept at such executive office.

(d)	Notification of Assignment of Accounts. At any time following the occurrence of an Event of Default, the Agent shall have the right to send notice of the assignment of, and the Agent’s security interest in, the Accounts to any and all Account Debtors or any third party holding or otherwise concerned with any of the Collateral. Thereafter, the Agent shall have the sole right to collect the Accounts, take possession of the Collateral, or both.

(e)	Power of Agent to Act on Loan Parties’ Behalf. The Agent shall have the right, at any time, to receive, endorse, assign and/or deliver in the name of the Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes the Agent or the Agent’s designee as such Loan Party’s attorney with power to (i) at any time, to (A) endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral, and (B) send verifications of Accounts to any Account Debtor; and (ii) upon the occurrence and during the continuance of an Event of Default, to (A) sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors, assignments and verifications of Accounts; (B) demand payment of the Accounts; (C) enforce payment of the Accounts by legal proceedings or otherwise; (D) exercise all of the Loan Parties’ rights and remedies with respect to the collection of the Accounts and any other Collateral; (E) settle, adjust, compromise, extend or renew the Accounts; (F) settle, adjust or compromise any legal proceedings brought to collect Accounts; (G) prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Account Debtor; (H) prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; and (I) do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. The Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Loan Party to such address as the Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(f)	No Liability. Neither the Agent, nor the Issuer nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof, or for any damage resulting therefrom, except in the event of gross negligence or willful misconduct. The Agent is authorized and empowered to accept the return of the goods represented by any of the Accounts, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(g)	Processing Collections; Cash Concentration Account. All collections from Account Debtors of the Borrowers sent to the Borrowers shall be deposited via scanner on a daily basis directly into the Cash Concentration Account. Collections received into the Cash Concentration Accounts shall (i) during a Cash Dominion Period, be applied to the Revolving Loans, and (ii) at all other times, be swept into the Borrower Representative’s main operating account that is maintained with the Agent. The Cash Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person. All funds deposited into the Cash Concentration Account shall be the exclusive property of the Agent and shall be subject to the sole and exclusive control of the Agent and only to such signing authority designated from time to time by the Agent. The Borrowers shall not have control over or any interest in such funds.

Any collections received by the Borrowers shall be deemed held by the Borrowers in trust and as fiduciary for the Lenders. The Borrowers agree not to commingle any such collections with any of Borrowers’ other funds or property, but to hold such funds separate and apart in trust and as fiduciary for the Agent until deposit is made into the Cash Concentration Account.

(h)	Adjustments. No Loan Party will, without the Agent’s consent, compromise or adjust any Account (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore (i) customary in the business or industry of the Borrowers, and (ii) done in the ordinary course of the Borrowers’ business.

(i)	Payment of Fees. Each Loan Party shall pay to the Agent, for its benefit, on demand all usual and customary fees and expenses which the Agent incurs in connection with (i) the forwarding of Advance proceeds and (ii) the establishment and maintenance of any accounts as provided for in this Section 4.15. The Agent may, without making demand, charge all such fees and expenses to the Loan Account as a Revolving Loan that is a Base Rate Loan and add them to the Obligations.

4.16          Maintenance of Equipment. Each Loan Party shall maintain its equipment in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and shall make all necessary replacements of and repairs thereto so that the value and operating efficiency of such equipment shall be maintained and preserved in the ordinary course of such Loan Party’s business. No Loan Party shall use or operate its equipment in material violation of any law, statute, ordinance, code, rule or regulation.

4.17          Exculpation of Liability. Nothing herein contained shall be construed to constitute the Agent, any Lender or the Issuer as any Loan Party’s agent for any purpose whatsoever, nor shall the Agent, any Lender or the Issuer be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither the Agent, nor the Issuer nor the Lenders, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to the Agent, the Issuer or the Lenders, and neither the Agent, nor the Issuer nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.18          Environmental Matters.

(a)	The Loan Parties shall ensure that the Real Property remains in material compliance with all material Environmental Laws and that they shall not place or permit to be placed any Hazardous Substances on any Real Property, in each case, except as permitted by applicable law or appropriate Governmental Bodies.

(b)	In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such Person hereinafter the “Authority”), then the Loan Parties shall, within five (5) Business Days, give written notice of same to the Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow the Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon the Agent or any Lender with respect thereto.

(c)	The Loan Parties shall promptly forward to the Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to the Agent until the claim is settled. The Loan Parties shall promptly forward to the Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow the Agent to protect the Agent’s security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon the Agent with respect thereto.

4.19          Financing Statements. Except for (a) the financing statements filed by the Agent, and (b) those financing statements permitted to be filed hereunder, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.20          Pledged Securities.

(a)	Schedule 5.3 sets forth, as of the Closing Date, a complete and accurate list of the ownership of the issued and outstanding Equity Interests of each Borrower (other than Borrower Representative, which is publicly traded) and their respective Subsidiaries, if any. Each Loan Party represents and warrants that (i) all Pledged Securities owned by it have been duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Agent representing any Pledged Securities, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code as a result of actions by the issuer or otherwise, or, if such certificates are not Securities as defined in Article 8 of the Uniform Commercial Code, such Loan Party has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible and each Loan Party covenants to not cause such certificates to become Securities as defined in Article 8 of the Uniform Commercial Code without the Agent’s prior written consent, (iii) with respect to any Pledged Securities not represented by certificates, such Loan Party has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible and each Loan Party covenants to not cause such uncertificated Pledged Securities to become represented by certificates or to become Securities as defined in Article 8 of the Uniform Commercial Code without the Agent’s prior written consent, and (iv) all such Pledged Securities held by a securities intermediary are covered by a control agreement among such Loan Party, the securities intermediary and the Agent pursuant to which the Agent has Control.

(b)	(i) None of the Pledged Securities has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) except as set forth on Schedule 5.3, there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Securities or which obligate the issuer of any Pledged Securities to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Body or any other Person is required for the pledge by such Loan Party of such Pledged Securities pursuant to this Agreement or for the exercise by the Agent of remedies in respect of the Pledged Securities, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c)	(i) Each Borrower hereby grants a security interest in and pledges and collaterally assigns all of each Borrower’s rights and title to the Pledged Securities. For the better protection of the Agent and the Lenders hereunder, the Borrowers shall execute appropriate transfer powers with respect to the Pledged Securities represented by certificates and, concurrently therewith, deliver such Pledged Securities and the aforesaid transfer powers to the Agent promptly upon Agent’s request. (ii) Each Borrower authorizes the Agent, at any time after the occurrence of an Event of Default, to transfer the Pledged Securities into the name of the Agent or the Agent’s nominee, but the Agent shall be under no duty to do so. Notwithstanding any provision or inference herein or elsewhere to the contrary, unless and until there shall have occurred an Event of Default (A) the Agent shall have no right to vote the Pledged Securities, and (B) the Borrowers shall be entitled to receive and retain (free from the lien of the Agent once paid) all Capital Distributions made with respect to the Pledged Securities prior to an Event of Default, unless the payment of such Capital Distributions caused an Event of Default (and for clarification, Borrowers may in all cases receive and retain (free from the lien of the Agent once paid) Capital Distributions permitted by this Agreement made prior to an Event of Default). (iii) The Agent shall at all times have the rights and remedies of a secured party under the Uniform Commercial Code and Ohio law as in effect from time to time, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, the Notes or any other Loan Document, or otherwise provided in law or equity. Upon the occurrence of an Event of Default hereunder, the Agent, in its sole discretion, may sell, assign, transfer and deliver the Pledged Securities, at any time, or from time to time. No prior notice need be given to the Borrowers or to any other Person in the case of any sale of the Pledged Securities that the Agent reasonably determines to be declining speedily in value or that is customarily sold in any securities exchange, over-the-counter market or other recognized market, but in any other case the Agent shall give the Borrower Representative no fewer than ten days prior notice of either the time and place of any public sale of the Pledged Securities or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Agent may purchase the Pledged Securities, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all expenses, and after paying all claims, if any, secured by liens having precedence over this Agreement, the Agent may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as the Agent in its sole discretion may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Borrowers.

4.21          Cash Management System. The Borrowers shall establish and maintain, until the payment in full of the Obligations and the termination of the Aggregate Revolving Commitment, the cash management systems described below:

(a)	Cash Concentration Account. The Borrowers shall have established a Cash Concentration Account with KeyBank. All collections from sales of Inventory or from Account Debtors shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into Borrowers’ Cash Concentration Account as set forth in Section 4.15(g). Such funds shall be in the identical form in which such collections were made (except for any necessary endorsements) whether by cash or check. The Cash Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Agent and the Lenders.

(b)	Operating Account; Payroll Account. The Borrower Representative shall maintain, in its name, an operating account with KeyBank, into which the Agent shall, from time to time, deposit proceeds of the Revolving Loans made to the Borrowers for use by the Loan Parties in accordance with the provisions of this Agreement. Unless otherwise agreed by the Agent and the Borrowers, any Revolving Loan requested by the Borrowers and made under this Agreement shall be deposited into the operating account. The Borrowers shall not accumulate or maintain cash in the operating account or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by the Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements.

(c)	Controlled Disbursement Account. The Loan Parties shall maintain, in the name of the Borrower Representative, a Controlled Disbursement Account with KeyBank. The Borrowers may maintain more than one Controlled Disbursement Account. The Borrowers shall base their requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). The Borrowers shall not, and shall not cause or permit any Loan Party, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

(d)	Security Accounts. The Cash Concentration Account, the operating account and the Controlled Disbursement Accounts shall be referred to in this Agreement as “Security Accounts” with all cash, checks and other similar items of payment in such accounts securing payment of the Obligations.

(e)	Costs of Collection. All service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of the Borrowers, whether the same are incurred by the Agent, any Lender or one of the Loan Parties. The Loan Parties hereby indemnify and hold the Agent and each Lender harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, the Agent, in its sole discretion, may charge the amount thereof against the Cash Concentration Account or any other Security Account or other Deposit Account of one or more of the Loan Parties. The Agent and the Lenders shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Agent or any Lender, except losses or damages resulting from the gross negligence or willful misconduct of the Agent or a Lender, as determined by a final judgment of a court of competent jurisdiction.

(f)	Return of Funds. Upon the payment in full of the Obligations (other than continuing indemnification obligations) and the termination of all the commitment hereunder, (i) the Lender’s security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to the Loan Parties, as applicable, and (iii) Lender will, at the Borrowers’ expense, take such steps as the Borrower Representative may reasonably request to evidence the termination of such security interests and to effect the return to the Borrowers of such funds.

4.22          Mineral Interest Descriptions. The leasehold and mineral interests described in the applicable UCC-1 Financing Statements naming (a) Ramaco Resources, LLC, as debtor, and the Agent, as secured party, previously prepared by the Borrowers and delivered to Agent, for filing of record in the official records of Logan County, West Virginia, McDowell County, West Virginia, Wyoming County, West Virginia, Buchanan County, Virginia, and Tazewell County, Virginia, as applicable, constitute all of the leasehold and mineral interests of Ramaco Resources, LLC in counties from which Ramaco Resources, LLC presently extracts coal or other minerals, and (b) Ramaco Resources Land Holdings, LLC, as debtor, and the Agent, as secured party, previously prepared by the Borrowers and delivered to Agent, for filing of record in the official records of Tazwell County, Virginia, constitute all of the leasehold and mineral interests of Ramaco Resources Land Holdings, LLC in counties from which Ramaco Resources Land Holdings, LLC presently extracts coal or other minerals. The interests in the “as extracted collateral” of Maben Coal LLC described in the applicable UCC-1 Financing Statements to be delivered pursuant to Section 8.3(b) naming (i) Maben Coal LLC, as debtor, and the Agent, as secured party, prepared by the Borrowers and delivered to Agent, for filing of record in the official records of the Office of the Clerk of the County Commission of Raleigh County, West Virginia, and (ii) Maben Coal LLC, as debtor, and the Agent, as secured party, prepared by the Borrowers and delivered to Agent, for filing of record in the official records of the Office of the Clerk of the County Commission of Wyoming County, West Virginia, constitute all of Maben Coal LLC’s interests in “as extracted collateral” in counties from which Maben Coal LLC presently extracts coal or other minerals. No Borrower other than Ramaco Resources, LLC, Ramaco Resources Land Holdings, LLC, and Maben Coal LLC has any leasehold or mineral interests in any counties from which it presently extracts coal or other minerals. Not later than ten (10) days before any Borrower commences extraction of coal or other minerals from any property not described in the UCC-1 Financing Statements referenced in this Section 4.22, the applicable Borrower shall prepare and deliver to the Agent a UCC-1 Financing Statement naming such Borrower, as debtor, and the Agent, as secured party. Such UCC-1 Financing Statement shall describe such new property from which such Borrower anticipates extraction of coal or other mineral interests, shall be in form sufficient for filing in the official records of the applicable county in which such new property sits, and shall be reasonably acceptable to the Agent.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows:

5.1            Authority. Each Loan Party has the full power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all of its respective obligations hereunder and thereunder, as the case may be. This Agreement and the other Loan Documents to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Loan Documents by each Loan Party a party hereto or thereto has been approved by all necessary corporate action.

5.2            Formation and Qualification; Subsidiaries. Each Loan Party is duly incorporated or organized, as the case may be, and in good standing under the laws of the jurisdictions listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) (as such Schedule may be updated from time to time) which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all of the Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3            Officers, Directors, Shareholders, Capitalization. The names and titles of all executive officers and directors of each Loan Party, as of the Closing Date, are set forth on Schedule 5.3. Schedule 5.3 also sets forth for each Loan Party, as of the Closing Date, the names of such Loan Party’s (other than that of Borrower Representative) shareholders and a description of such Person’s Equity Interest in such Loan Party (including, if applicable, a listing of the share certificates and the number of shares of capital stock held by such Person). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests in any Loan Party or any Subsidiary thereof, except as set forth on Schedule 5.3.

5.4            Governmental Approvals; No Conflicts. The transactions contemplated by this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any Material Business Agreement, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Permitted Encumbrances.

5.5            Tax Returns. Each Loan Party has filed all federal, state and local tax returns and other reports such Loan Party is required by law to file and has paid all taxes, assessments, fees and other Charges that are due and payable. The provision for taxes on the books of such Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books. No tax Liens have been filed and no claims are being asserted with respect to any taxes.

5.6            Reserved.

5.7            Corporate Name. No Loan Party has been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, except for the Permitted Coronado Acquisition, the Permitted Maben Acquisition, and the Permitted Ramaco Coal Acquisition.

5.8            M.S.H.A. and Environmental Compliance.

(a)	Each Loan Party has duly complied with, and (i) its facilities, business, assets, property, and Equipment, and (ii) to its knowledge, its leaseholds are in compliance in all material respects with, the provisions of the Federal Mine Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; and, there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could have a Material Adverse Effect.

(b)	Each Loan Party has been issued all required Federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws necessary for its operations as currently conducted.

(c)	(i) there are no material releases, spills, discharges, leaks or disposals (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) to the knowledge of any Loan Party, the Real Property has not ever been used as a treatment, storage or disposal facility of Hazardous Waste and (iv) to the knowledge of any Loan Party, no Hazardous Substances are present on the Real Property.

5.9            Solvency; No Litigation, No Violation, ERISA.

(a)	After giving effect to the transactions contemplated by this Agreement, the Loan Parties will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)	Except as disclosed in Schedule 5.9(b), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect.

(c)	No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)	No Loan Party or any ERISA Affiliate maintains or contributes to any Pension Plan or Multiemployer Plan.

5.10          Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Loan Party are set forth on Schedule 5.10 (as such Schedule may be updated from time to time), are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the patents, trademarks, service marks, copyrights, design rights, tradenames, assumed names, trade secrets and licenses which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.10. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all customized software licensed by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.10.

5.11          Licenses and Permits. Each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.12          Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness with a principal amount outstanding in excess of $--250,000, or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.13          No Burdensome Restrictions; No Default. No Loan Party is subject to any restriction or party to any contract or agreement, the compliance with or the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance. No Loan Party is in default in the payment or performance of any of its contractual obligations.

5.14          No Labor Disputes. No Loan Party is involved in any labor dispute and there are no strikes or walkouts or union organization of any of the Loan Party’s employees in existence, or, to the knowledge of any Loan Party, threatened, and no labor contract is scheduled to expire during the term of this Agreement.

5.15          Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance or any other Loans will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16          Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17          Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading.

5.18          Hedging Contracts. No Loan Party is a party to, nor will it be a party to, any Hedging Contract unless same provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party.

5.19          Material Business Agreements. All Material Business Agreements to which any Loan Party is a party or is bound are listed on Schedule 5.19. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Business Agreement to which it is a party.

5.20          Anti-Terrorism Laws.

(a)	No Loan Party nor any Affiliate of any Loan Party is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)	No Loan Party, nor any Affiliate of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Advances, the Loans, or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)	a Person with which the Agent, any Lender or the Issuer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)	a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)	a Person who is affiliated or associated with a Person listed above.

No Loan Party or, to the knowledge of any Loan Party, any of its agents acting or benefiting in any capacity in connection with the Advances, the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.21          Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties, their Subsidiaries and their respective officers and employees and, to the knowledge of each Loan Party and its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. No (a) Loan Party, Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Loan Party, any agent of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE 6
AFFIRMATIVE COVENANTS

Each Loan Party shall until payment in full of the Obligations and termination of this Agreement:

6.1            Conduct of Business and Maintenance of Existence and Assets.

(a)	Conduct continuously and operate actively its business according to good business practices;

(b)	keep in full force and effect its existence; and

(c)	make all such reports and pay all such franchise and other taxes and license fees and Charges and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.2              Violations. Immediately notify the Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or the Collateral which could reasonably be expected to have a Material Adverse Effect.

6.3              Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00, calculated as of the last day of the fiscal quarter ending on March 31, 2023 and as of the last day of each fiscal quarter thereafter.

6.4              Execution of Supplemental Instruments. Execute and deliver, and will cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to the Agent and the Lenders such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, and other documents and such other actions), which may be required by law or which the Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created, all at the expense of the Loan Parties.

6.5              Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness.

6.6              Standards of Financial Statements. Cause all financial statements referred to in Sections 9.5, 9.6 and 9.7 to be complete and correct in all material respects (subject, in the case of interim financial statements, to notes and normal year-end audit adjustments) and to be prepared in reasonable detail.

6.7            Taxes. Pay, and cause each Subsidiary thereof to pay, when due, all income taxes, assessments and other Charges. If any tax, assessment or other Charge by any Governmental Body creates a Lien on the Collateral which the Agent, in the exercise of its sole judgment, determines is currently enforceable and neither inchoate nor stayed, the Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges. Any such payments shall be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations, or, at the Agent’s option, shall be paid to the Agent immediately upon demand.

6.8            Deposit Accounts. Not maintain any deposit, investment, brokerage or any other account, except for (a) Controlled Accounts, (b) operating accounts at KeyBank and other accounts referenced in Section 4.21 (that are not Controlled Accounts), and (c) petty cash accounts, so long as the aggregate amount of cash in any such account does not exceed $50,000 at any time, and the aggregate amount of cash in all such accounts does not exceed $100,000 at any time. Notwithstanding the foregoing, (i) so long as the aggregate amount maintained in Controlled Accounts is greater than 20% of the Aggregate Revolving Commitment, the Loan Parties may maintain additional accounts with a Lender (or an Affiliate of a Lender), so long as all of such accounts that are not with KeyBank are subject to a Deposit Account Control Agreement satisfactory to the Agent, and (ii) so long as (A) the aggregate amount maintained in Controlled Accounts is greater than 20% of the Aggregate Revolving Commitment, and (B) the aggregate amount maintained in the accounts permitted pursuant to subpart (i) above is at least $25,000,000, the Loan Parties may maintain other accounts (with a Lender or another financial institution) and such accounts shall not be required to be subject to a Deposit Account Control Agreement. As of the Closing Date, all Controlled Accounts are set forth on Schedule 6.8. It is acknowledged and agreed that the Agent may, in its Permitted Discretion, permit the Borrowers to withdraw funds from the Controlled Accounts so long as (a) effective upon such withdrawal the Borrowing Base is reduced by the amount of such withdrawal, and (b) immediately after giving effect to such withdrawal and the corresponding reduction in the Borrowing Base, the Revolving Exposure shall not exceed the Maximum Borrowing Amount.

6.9            Interest Rate Protection. Promptly upon the Agent’s request, maintain Hedging Contracts with financial institutions reasonably acceptable to the Agent on such terms and under such conditions as shall be reasonably acceptable to the Agent in its Permitted Discretion.

ARTICLE 7
NEGATIVE COVENANTS

No Loan Party shall until satisfaction in full of the Obligations and termination of this Agreement:

7.1            Merger, Consolidation, Acquisition and Sale of Assets. Except with the Agent’s written consent in its Permitted Discretion:

(a)	enter into any Acquisition (other than a Permitted Acquisition), merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it.

(b)	Sell, pledge, lease, transfer or otherwise dispose of any of its properties or assets, except (A) in the ordinary course of its business or (B) once any such property or asset has reached its useful life or is no longer useful to the business of the Loan Parties or (C) the receivables financing program relating to the sale of Ramaco Coal Sales, LLC’s accounts and related rights and property owing from United States Steel Corporation.

7.2            Creation of Liens. Create, assign, transfer or suffer to exist any Lien upon or against any of its property or assets, whether now owned or hereafter acquired, except Permitted Encumbrances.

7.3            Guarantees. Except as set forth Schedule 7.3, become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Agent, any Lender or the Issuer), except (a) the endorsement of checks in the ordinary course of business, (b) guarantees made by a Loan Party with respect to the Obligations of another Loan Party, (c) guarantees incurred by any Loan Party in respect of Indebtedness of any other Loan Party permitted by Section 7.8, and (d) unless an Event of Default has occurred and is continuing, unsecured guarantees of mineral rights leases and royalty agreements if such guarantees contain customary terms and conditions consistent with existing guarantees; provided that, the Borrower Representative shall have provided prior written notice to the Agent of any such guarantees.

7.4            Investments. Purchase, hold, acquire or invest in the obligations or stock of, or any other interest in, or make or permit to exist any investment or any other interest in (including any option, warrant or other right to acquire any of the foregoing) any Person, except (a) [reserved], (b) [reserved], (c) investments existing on the Closing Date and set forth on Schedule 7.4, (d) obligations issued or guaranteed by the United States of America or any agency thereof, (e) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (f) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, or (g) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

7.5            Loans. Make advances, loans or extensions of credit to any Person (other than another Loan Party), including any Subsidiary or Affiliate, except (i) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, and (ii) any advance, loan, or extension of credit to Ramaco Coal, LLC, a Delaware limited liability company, and any of its direct or indirect subsidiaries, so long as the Revolving Exposure for Revolving Loans but not for Letter of Credit Exposure equals $0 both before and after any advance, loan or extension of credit.

7.6            Reserved.

7.7            Capital Distributions.

(a)	Declare, pay or make any Capital Distribution, except that (A) a Loan Party may make Capital Distributions as long as (i) a notice of termination with regard to this Agreement shall not be outstanding, (ii) no Event of Default or Default shall exist immediately prior to or after giving effect to such Capital Distribution, (iii) the Borrowers shall have Excess Availability of at least twenty percent (20%) of the Aggregate Revolving Commitment for the sixty (60) days immediately prior and immediately after giving effect to such Capital Distribution, and (iv) the Fixed Charge Coverage Ratio calculated in accordance with Section 6.3 shall equal or exceed 1.20 to 1.00 as of the last day of the fiscal quarter immediately preceding such Capital Distribution after giving effect to such Capital Distribution as if it had been made during such prior fiscal quarter and (B) any Subsidiary of a Borrower may declare, pay, or make Capital Distributions to a Borrower or the direct parent of such Subsidiary so long as such parent is a direct or indirect wholly-owned subsidiary of such Borrower; or

(b)	Except as set forth on Schedule 5.3, enter into or issue, as applicable, any subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Loan Party.

7.8            Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except in respect of:

(a)	Indebtedness existing on the Closing Date and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof so long as the principal amount thereof is not increased);

(b)	Indebtedness to the Agent, the Lenders and the Issuer under or pursuant to the Loan Documents;

(c)	Indebtedness incurred for Capital Expenditures;

(d)	Indebtedness as permitted under Sections 7.3;

(e)	Indebtedness arising from Hedging Contracts;

(f)	Indebtedness owing under the 2026 Unsecured Notes;

(g)	other unsecured Indebtedness in an aggregate outstanding principal amount not to exceed $45,000,000 (the “Permitted Additional Unsecured Debt”)[1];

(h)	the Permitted Ramaco Coal Acquisition Indebtedness; and

(i)	the Permitted Maben Acquisition Indebtedness.

7.9            Nature of Business. Substantially change the nature of the business in which it is currently engaged, nor, except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business, as presently conducted.

7.10          Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

7.11          Reserved.

1 NTD: Note that we specifically permitted the 2026 Unsecured Notes in subpart (f), so the $45MM in additional unsecured debt is in already in addition to those notes.

7.12          Subsidiaries; Partnerships.

(a)	Form any Domestic Subsidiary unless, (i) such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the Obligations, (ii) the Borrower which is the parent entity of such Subsidiary pledges, in accordance with Section 4.20, the Equity Interest of such Subsidiary to the Agent, for the benefit of the Agent and the Lenders, so that such Subsidiary’s Equity Interest becomes Pledged Securities, (iii) the Agent shall have received all documents, including organizational documents and legal opinions it may reasonably require in connection therewith, including, without limitation, all information that may be reasonably requested by the Agent to comply with applicable “know your customer” requirements established by U.S. regulatory authorities (including without limitation pursuant to the Beneficial Ownership Regulation), and (iv) such Subsidiary grants first priority perfected Liens in its assets to the Agent, for the benefit of the Agent and the Lenders (subject to Permitted Encumbrances); provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Borrowing Base in accordance with the terms of this Agreement until such time as the Agent makes such determination in its Permitted Discretion unless (A) they meet the eligibility requirements contained in this Agreement and (B) the Agent has conducted a Collateral audit and appraisal with respect to such assets;

(b)	Form any Foreign Subsidiary unless the Borrower which is the parent entity of such Subsidiary pledges, in accordance with Section 4.20, the applicable percentage the Equity Interest of such Subsidiary to the Agent, for the benefit of the Agent and the Lenders, so that such percentage of such Subsidiary’s Equity Interest becomes Pledged Securities; or

(c)	Enter into any partnership, joint venture or similar agreement.

7.13          Reserved.

7.14          Fiscal Year and Accounting Changes. Change its fiscal year from a calendar year or make any material change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required or permitted by law.

7.15          Pledge of Credit. Now or hereafter pledge the credit of the Agent or any Lender on any purchase or for any purpose whatsoever.

7.16          Amendment of Charter Documents. Amend, modify or waive any material term or provision of its Charter Documents.

7.17          ERISA. Create, maintain or become obligated to contribute to any Pension Plan or Multiemployer Plan, or have an ERISA Affiliate that creates, maintains or becomes obligated to contribute to any Pension Plan or Multiemployer Plan.

7.18          Prepayment of Indebtedness; Permitted Ramaco Coal Acquisition Indebtedness; Permitted Maben Acquisition Indebtedness.

(a)	At any time, directly or indirectly, prepay any Indebtedness (other than (i) to the Agent, the Lenders or the Issuer, (ii) payment of rentals, royalties, trade payables or similar items in the ordinary course of business, or (iii) prepayments on the Permitted Ramaco Coal Acquisition Indebtedness, the Permitted Maben Acquisition Indebtedness or the 2026 Unsecured Notes permitted pursuant to subsection (b) below) or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party (other than to the Agent, the Lenders or the Issuer).

(b)	Make any principal payment with respect to the Permitted Ramaco Coal Acquisition Indebtedness, the Permitted Maben Acquisition Indebtedness, the 2026 Unsecured Notes or any Permitted Additional Unsecured Debt; provided, however, that (i) with regard to the Permitted Ramaco Coal Acquisition Indebtedness, the Borrowers may make regularly scheduled payments of principal and interest and prepayments of principal and interest so long as (x) no Default or Event of Default shall exist both immediately prior to and after giving effect to such payment, and (y) Excess Availability (both immediately preceding such payment and after giving effect to such payment) exceeds the greater of (A) fifty percent (50%) of the aggregate amount of the Borrowing Base then in effect and (B) $37,500,000, and (ii) with regard to the Permitted Maben Acquisition Indebtedness, the 2026 Unsecured Notes and any Permitted Additional Unsecured Debt, (x) the Borrowers may make regularly scheduled payments of principal and interest so long as no Default or Event of Default shall exist both immediately prior to and after giving effect to such payment, and (y) the Borrowers may make prepayments of principal so long as (i) no Default or Event of Default shall exist both immediately prior to and after giving effect to such payment, and (ii) Excess Availability (both immediately preceding such payment and after giving effect to such payment) exceeds the greater of (A) fifty percent (50%) of the aggregate amount of the Borrowing Base then in effect and (B) $37,500,000.

7.19          Modification of Material Business Agreements. Amend, waive or otherwise modify in any material respect the terms of any Material Business Agreement which could result in a Material Adverse Effect without the prior written consent of the Agent.

7.20          Anti-Terrorism Laws. At any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law or (d) fail to deliver to the Agent, the Lenders or the Issuer any certification or other evidence requested from time to time by the Agent, any Lender or the Issuer in their sole judgment, confirming each Loan Party’s compliance with this Section 7.20.

ARTICLE 8
CONDITIONS PRECEDENT

8.1            Conditions to Initial Loans. The agreement of the Agent, the Lenders and the Issuer, as the case may be, to make the initial Loans and other Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Agent, the Lenders and the Issuer, immediately prior to or concurrently with the making of such Loans and other Advances, of the following conditions precedent:

(a)	Loan Documents. The Agent shall have received duly executed Loan Documents, all in form and substance satisfactory to the Agent;

(b)	Collateral and Security. All Collateral items required to be physically delivered to the Agent under the Loan Documents shall have been so delivered, accompanied by any appropriate instruments of transfer (or arrangements satisfactory to the Agent for such delivery shall be in place), and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and incurrence of the Obligations and the delivery of the Loan Documents shall have been paid in full;

(c)	Lien Searches. The Agent shall have received accurate and complete copies of any Lien, pending suit, title and other public record searches required by the Agent;

(d)	Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of the Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and all actions necessary to perfect and protect the Liens of the Agent shall have been taken; provided, however, that any filings required to be made in counties in which the Borrowers operations are located shall be made within three (3) Business Days following the Closing Date;

(e)	Corporate Proceedings of the Loan Parties. The Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Agent, of the Board of Directors, Managers or Members, as the case may be, of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements, and (ii) the granting by such Loan Party of the security interests in and Liens upon the Collateral, in each case, certified by an Authorized Officer of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f)	Incumbency Certificates of the Loan Parties. The Agent shall have received a certificate of the Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the Authorized Officers of each Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

(g)	Charter Documents. The Agent shall have received copies of the Charter Documents of each Loan Party, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity’s jurisdiction of formation, incorporation or organization, as the case may be (with respect to the formation documents), and by an Authorized Officer of such Loan Party (with respect to the governance documents);

(h)	Good Standing. The Agent shall have received copies of good standing certificates, or similar certifications, as applicable, for the Loan Parties dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such entity’s jurisdiction of incorporation or organization, as the case may be, and each jurisdiction where the conduct of each entity’s business activities or the ownership of each such entity’s properties necessitates qualification;

(i)	Legal Opinion. The Agent shall have received the executed legal opinion of Steptoe & Johnson PLLC, in form and substance satisfactory to the Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, and the other Loan Documents as the Agent may reasonably require and the Loan Parties hereby authorize and direct such counsel to deliver such opinion to the Agent;

(j)	No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers, directors or managers of any Loan Party, (A) in connection with the Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Agent, is deemed material or (B) which could, in the reasonable opinion of the Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by the Loan Documents shall have been issued by any Governmental Body;

(k)	Fees. The Agent shall have received all fees payable to the Agent, the Lenders and the Issuer on or prior to the Closing Date;

(l)	Payment Instructions. The Agent shall have received written instructions from the Borrower Representative directing the application of proceeds of the initial Loans and other Advances made pursuant to this Agreement;

(m)	No Adverse Material Effect. (i) Since December 31, 2021, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to the Agent shall have been inaccurate or misleading in any material respect;

(n)	Borrowing Base. The Agent shall have received an executed Borrowing Base Certificate from the Borrower Representative demonstrating that the Borrowing Base is sufficient in value and amount to support the Advances in the amount requested by the Borrower Representative on the Closing Date;

(o)	Closing Date Excess Availability. Closing Excess Availability on the Closing Date shall exceed the greater of (i) fifty percent (50%) of the aggregate amount of the Borrowing Base in effect on the Closing Date and (ii) $37,500,000, after taking into account the application of the proceeds of the initial Advances hereunder;

(p)	Legal and Capital Structure. The Agent shall have reviewed and shall be satisfied with the legal and capital structure of the Borrowers after the consummation of the transactions contemplated herein; and

(q)	Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel.

8.2            Conditions to Each Advance. The agreement of the Agent, the Lenders and the Issuer to make any Advance requested to be made on any date (including the initial Loans and Advances) is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)	Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to any Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)	No Event of Default. No Default or Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, the Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default and that any Advances so made shall not be deemed a waiver of any such Event of Default.

(c)	Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Revolving Exposure shall not exceed the Maximum Borrowing Amount.

(d)	No Material Adverse Effect. There shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.

Each request for an Advance by the Borrower Representative hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

8.3            Post-Closing Conditions.(a) No later than sixty (60) days after the Closing Date (as such date may be extended by the Agent in its sole discretion), Borrowers shall deliver one or more agreements with respect to all locations of (A) Ramaco Resources, LLC leased from WPP LLC and the assets of Ramaco Resources, LLC located upon such leased premises, in form and substance satisfactory to the Agent (individually and collectively, the “Ramaco WPP Consent”) and (B) of Maben Coal LLC leased from WPP LLC and the assets of Maben Coal LLC located upon such leased premises, in form and substance satisfactory to the Agent (individually and collectively, the “Maben WPP Consent”).

(b)	Within seven (7) Business Days of Borrowers’ receipt of the fully executed Maben WPP Consent, Borrowers shall prepare and deliver to the Agent UCC-1 Financing Statements naming Maben Coal LLC, as debtor, and the Agent, as secured party, in accordance with Section 4.22, in form and substance satisfactory to the Agent.

ARTICLE 9
INFORMATION AS TO THE LOAN PARTIES

Each Borrower shall, on behalf of itself and the other Loan Parties, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1            Disclosure of Material Matters. Immediately upon learning thereof, report to the Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including any Lien or claim asserted against the Collateral, any loss, damage or destruction of any material portion of the Collateral, and any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or material claims or material disputes asserted by any Account Debtor or other obligor.

9.2            Collateral Reporting and Information.

(a)	Borrowing Base. Unless a Cash Dominion Period is in effect, the Borrower Representative shall deliver to the Agent, within twenty-five (25) days after the end of each calendar month, a Borrowing Base Certificate for the calendar month just ended reconciled to the financial statements delivered pursuant to Section 9.7 for such month, prepared by a Financial Officer of the Borrower Representative. During each Cash Dominion Period, the Borrower Representative shall deliver to the Agent, as frequently as the Agent may request, but no less frequently than by 5:00 P.M. (Eastern time) on each Wednesday of each calendar week (or the next Business Day if such Wednesday is not a Business Day), a Borrowing Base Certificate (for the period ending on Friday of the week prior to the date such Borrowing Base Certificate is submitted) prepared by a Financial Officer of the Borrower Representative. Each Borrowing Base Certificate shall be updated for all activity (including the recalculation of ineligibles) impacting the accounts receivable of the Borrowers from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The amount of Eligible Coal Inventory and the determination as to which accounts receivable constitute Eligible Accounts to be included on each Borrowing Base Certificate shall, absent a request from the Agent that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (b) and (c) below.

(b)	Accounts Receivable Aging Report. The Borrowers shall deliver to the Agent an accounts receivable aging report, in form and substance satisfactory to the Agent and signed by a Financial Officer of the Borrower Representative, (i) concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, aged by the original invoice date of accounts receivable of the Borrowers, prepared as of the last day of the preceding month, reconciled to the month-end balance sheet and month-end Borrowing Base Certificate, together with the calculation of the current month-end Eligible Accounts of the Borrowers, (ii) upon the Agent’s request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor, and (iii) that includes any other information the Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

(c)	Inventory Report. The Borrowers shall deliver to the Agent a summary of Inventory, in form and substance satisfactory to the Agent and prepared by a Financial Officer of the Borrower Representative, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, based upon month-end balances reconciled to the month-end balance sheet and the month-end Borrowing Base Certificate, and accompanied by an Inventory certification, in form and substance reasonably acceptable to the Agent and including a calculation of the Eligible Coal Inventory of the Borrowers (the calculation of Eligible Coal Inventory reflecting the then most recent month-end balance). The Borrowers shall deliver to the Agent, after the end of each month, Inventory records, in such detail as the Agent shall deem reasonably necessary to determine the level of Eligible Coal Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of the Borrowers. The Borrowers shall provide such other reports with respect to the Inventory of the Borrowers as the Agent may reasonably request from time to time.

(d)	Accounts Payable Aging Report. The Borrowers shall deliver to the Agent, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, in form and detail satisfactory to the Agent, an aging summary of the accounts payable of the Borrowers, dated as of the last day of the preceding month.

(e)	Equipment Report. The Borrowers shall deliver to the Agent, as frequently as the Agent may request, an itemized schedule describing the kind, type, quality, quantity and book value of the Equipment of the Borrowers.

(f)	Customer List. The Borrowers shall deliver to the Agent an updated customer list, concurrently with the delivery of any field audit report and upon request by any field examiner of the Agent, that sets forth all Account Debtors of the Borrowers, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to the Agent.

(g)	Locations of Collateral. The Borrowers shall deliver to the Agent, within thirty (30) days after the end of each fiscal year of the Borrower Representative, a replacement Schedule 4.5 that sets forth each location (including third party locations) where any Loan Party conducts business or maintains any Accounts, Inventory or Equipment, in form and substance satisfactory to the Agent.

(h)	Financial Information of the Loan Parties. The Borrowers shall deliver to the Agent, within ten (10) days of the written request of the Agent, such other information about the financial condition, properties and operations of any Loan Party as the Agent may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to the Agent and certified by an Authorized Officer of the Borrower Representative.

(i)	Shareholder and SEC Documents. The Borrowers shall deliver to the Agent (or give notice of availability thereof on the SEC Edgar Website), as soon as available, (i) copies of Form 10-Q quarterly reports, Form 10-K annual reports and Form 8-K current reports, (ii) upon request of the Agent, copies of any other filings made by the Borrowers with the SEC, and (iii) notice of (and, upon the request of the Agent, copies of) any other information that is provided by the Borrowers to their shareholders generally.

(j)	Delivery Through Approved Electronic Communication System. Unless otherwise required by the Agent, the Borrowers shall have the option of delivering all documents and other information required to be provided to the Agent pursuant to Section 9.2(a) (Borrowing Base Certificate), Section 9.2(b) (Accounts Receivable Aging Report), Section 9.2(c) (Inventory Report), Section 9.2(d) (Accounts Payable Aging Report) and Section 9.2(e) (Equipment Report) through the Approved Electronic Communication System, and such submissions shall be completed by a Financial Officer of the Borrower Representative or any other Person acceptable to the Agent.

9.3            Litigation. Immediately notify the Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.4            Material Occurrences. Immediately notify the Agent in writing upon the occurrence of (a) any Event of Default or Default under this Agreement; (b) any default (which is not timely cured) under any Material Business Agreement; (c) any event, development or circumstance whereby any financial statements or other reports furnished to the Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Loan Parties on a Consolidated or consolidating basis as of the date of such statements; (d) each and every default by any Loan Party which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case, to the extent permitted by applicable law, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.5            Annual Financial Statements. Furnish the Agent within one hundred twenty (120) days after the end of each fiscal year of the Loan Parties, audited financial statements of the Loan Parties on a Consolidated basis including statements of income and stockholders’ equity and cash flow from the beginning of such fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, in all cases prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to the Agent. In addition, the reports shall be accompanied by a Compliance Certificate and a copy of any management report, letter or similar writing that may have been furnished to the Borrowers by the independent public accountants in respect of the systems, operations, financial condition or properties of the Loan Parties.

9.6            Quarterly Financial Statements.

Furnish the Agent within forty-five (45) days after the end of each fiscal quarter of the Loan Parties, an unaudited balance sheet of the Loan Parties on a Consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties on a Consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Loan Parties and setting forth in each case in comparative form the figures from the projected annual operating budget delivered pursuant to Section 9.8 covering the current fiscal year. The financial statements furnished as of the last day of each of the Borrowers’ fiscal quarters shall be accompanied by a Compliance Certificate and a copy of any management report, letter or similar writing, if any, that may have been furnished to the Borrowers by the independent public accountants in respect of the systems, operations, financial condition or properties of the Loan Parties.

9.7            Monthly Financial Statements. Furnish the Agent within thirty (30) days after the end of each fiscal month (other than months that correspond to the end of a fiscal quarter), an unaudited balance sheet of the Loan Parties on a Consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties on a Consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Loan Parties and setting forth in each case in comparative form the figures from the projected annual operating budget delivered pursuant to Section 9.8 covering the current fiscal year.

9.8            Additional Information. Furnish the Agent with such additional information as the Agent shall reasonably request in order to enable the Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties, including, without the necessity of any request by the Agent, (a) all documentation and other information that the Agent requests to enable the Agent and the Lenders to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations, (b) copies of all environmental audits and reviews, (c) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new place of business, closing of any existing place of business or a change in its legal name, and (d) immediately upon any Loan Party’s learning thereof, notice of any material labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.9            Projected Operating Budget, Availability Forecast. Furnish the Agent no later than the beginning of each fiscal year of the Loan Parties, commencing with fiscal year 2023 and each fiscal year thereafter during the term of this Agreement, a month by month projected operating budget and cash flows of the Loan Parties on a Consolidated basis for such fiscal year (including an income statement and statement of cash flows for each calendar month, and a balance sheet and availability projection as at the end of each calendar month), such projections to be accompanied by a certificate signed by a Financial Officer of the Borrower Representative to the effect that such projections and forecasts have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reasonable basis to question the reasonableness of any material assumptions on which such projections and forecasts were prepared.

9.10          Notice of Suits, Adverse Events. Furnish the Agent with immediate notice of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material adverse change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by the Agent and/or the Issuer, and (d) copies of any material notices and other communications from any Governmental Body which specifically relate to any Loan Party.

ARTICLE 10
EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1          Payment of Obligations. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for in any Loan Document;

10.2          Misrepresentations. Any representation or warranty made or deemed made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, as the case may be, shall prove to have been misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on the date when made or deemed to have been made;

10.3          Failure to Furnish Information. Failure by any Loan Party to (a) furnish financial information required to be provided hereunder when due, (b) furnish any additional financial information requested by the Agent within ten (10) days after such information is requested, or (c) permit the inspection of its books or records;

10.4          Liens Against Assets. Issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s property other than as permitted hereunder;

10.5          Breach of Covenants. Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant contained in any Loan Document (other than those in Sections 4.7, 4.9, 4.16, 6.1, 6.2, 6.7 or 6.8 hereof) or contained in any Loan Document hereafter entered into; and (b) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition, covenant contained in Sections 4.7, 4.9, 4.16, 6.1, 6.2, 6.7 or 6.8 hereof and such failure shall continue for fifteen (15) days from the occurrence of such failure or neglect;

10.6          Judgment. Any judgment or judgments are rendered or judgment liens filed against any Loan Party for an aggregate amount in excess of $500,000 which within thirty (30) days of such rendering or filing is not either appealed, satisfied, stayed, discharged of record or bonded;

10.7          Insolvency and Related Proceedings. Any Loan Party or any Affiliate or Subsidiary thereof shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (d) commence a voluntary case under any state or Federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8          Material Adverse Effect. Except as covered under any other Section of this Article 10, any Material Adverse Effect occurs;

10.9          Loss of Priority Lien. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (except as subject to the Permitted Encumbrances);

10.10        Breach of Material Business Agreements. A default of the obligations of any Loan Party under any Material Business Agreement to which it is a party shall not be cured within any applicable cure period if such default could reasonably be expected to have a Material Adverse Effect, provided that the following shall not be an Event of Default under this Section: the occurrence of a “Deferred Purchase Price Trigger Date” under Section 1.02(b)(i) of the Unit Purchase Agreement dated as of February 23, 2022, by and among Ramaco Coal Holdings, LLC, a Delaware limited liability company, Ramaco Coal, LLC, a Delaware limited liability company, Ramaco Development, LLC, a Delaware limited liability company and Ramaco Resources, Inc., and the subsequent payment of principal and “Penalty Interest” by “Buyer” under such Section 1.02(b)(i);

10.11        Cross Default; Cross Acceleration. Any Loan Party shall (a) default in any payment of principal of or interest on any Indebtedness with an outstanding principal amount in excess of $250,000 beyond any period of grace with respect to such payment or (b) default beyond any period of grace in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness with an outstanding principal amount in excess of $250,000 is created, secured or evidenced, if the effect of such default is to permit the acceleration of any such Indebtedness (whether or not such right shall have been waived); provided that the following shall not be an Event of Default under this Section: the occurrence of a “Deferred Purchase Price Trigger Date” under Section 1.02(b)(i) of the Unit Purchase Agreement dated as of February 23, 2022, by and among Ramaco Coal Holdings, LLC, a Delaware limited liability company, Ramaco Coal, LLC, a Delaware limited liability company, Ramaco Development, LLC, a Delaware limited liability company and Ramaco Resources, Inc., and the subsequent payment of principal and “Penalty Interest” by “Buyer” under such Section 1.02(b)(i);

10.12        Change of Control. Any Change of Control shall occur without the Agent’s written consent;

10.13         Invalidity of Loan Documents. Any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to the Agent;

10.14        Loss of Material Intellectual Property. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of any Loan Party, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material adverse modification of such license, permit, trademark, tradename or patent; or (b) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to the Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.15        Destruction of Collateral. Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which might, in the reasonable opinion of the Agent, upon final determination, result in material impairment or loss of the security provided by any Loan Document;

10.16        Business Interruption. The operations of any Loan Party are interrupted at any time for more than seven (7) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect; or

10.17        Guarantor Repudiation. Any applicable guaranty of the Obligations shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guaranty, or any guarantor of the Obligations shall fail to comply with any of the terms or provisions of the guaranty to which it is a party, or any such guarantor shall deny that it has any further liability under the guaranty to which it is a party, or shall give notice to such effect; or

10.18        ERISA.

The occurrence of one or more ERISA Events that (1) the Agent determines could reasonably be expected to have a Material Adverse Effect, or (2) results in a Lien on any of the assets of any Loan Party, to the extent that the aggregate of all such Liens for all Loan Parties exceeds $250,000; or

10.19        Criminal Indictment.

A Loan Party or any of its Financial Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any Collateral in excess of $250,000; or

10.20        Forfeiture Proceedings.

An adjudication against any Loan Party or in any criminal proceedings requiring such Loan Party’s forfeiture of any asset or assets having, either individually or in the aggregate, a value in excess of $250,000.

ARTICLE 11
LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT

11.1          Rights and Remedies. Upon the occurrence of (a) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of the Lenders and the Issuer to make Advances and maintain Loans shall be deemed terminated; and (b) any other Event of Default and at any time thereafter (such Event of Default not having previously been waived by the Agent), at the option of the Required Lenders, all Obligations shall be immediately due and payable and the Lenders and the Issuer shall have the right to terminate this Agreement and to terminate the obligation of the Lenders and the Issuer to make Advances and maintain Loans. Upon the occurrence of any Event of Default, the Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take, to the extent permitted by applicable law, possession of and sell any or all of the Collateral with or without judicial process. The Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and the Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as the Agent may deem advisable and the Agent may require the Loan Parties to make the Collateral available to the Agent at a convenient place. With or without having the Collateral at the time or place of sale, the Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale the Agent or the Issuer may bid for and become the purchaser, and the Agent, any Lender, the Issuer or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, the Agent is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (y) Inventory for the purpose of disposing of such Inventory and (z) equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied in accordance with Section 11.6. If any deficiency shall arise, the Loan Parties shall remain liable to the Agent, the Lenders and the Issuer therefor.

11.2          Agent Discretion. The Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies the Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any rights of the Agent, the Lenders or the Issuer hereunder.

11.3          Setoff. In addition to any other rights which the Agent, any Lender or the Issuer may have under applicable law, upon the occurrence of an Event of Default hereunder, the Agent, such Lender and the Issuer, including any branch, Subsidiary or Affiliate thereof, shall have a right to apply any Loan Party’s property held by the Agent, any Lender or the Issuer, such branch, Subsidiary or Affiliate to reduce the Obligations.

11.4          Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5          Appointment of Receiver. Upon the occurrence and during the continuation of an Event of Default, the Agent shall be entitled to the immediate appointment of a receiver for all or any part of the Collateral, whether such receivership is incidental to a proposed sale of the Collateral, pursuant to the Uniform Commercial Code or otherwise. Each Loan Party hereby consents to the appointment of such a receiver without notice or bond, to the full extent permitted by applicable statute or law; and waives any and all notices of and defenses to such appointment and agrees not to oppose any application therefor by the Agent, but nothing herein is to be construed to deprive the Agent or any Lender of any other right, remedy or privilege the Agent or any Lender may have under law to have a receiver appointed, provided, however, that, the appointment of such receiver shall not impair or in any manner prejudice the rights of the Agent or any Lender to receive any payments provided for herein. Such receivership shall, at the option of the Agent, continue until full payment of all of the Obligations.

11.6          Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders and the Issuer under this Agreement and the Loan Documents;

SECOND, to payment of any fees owed to the Agent;

THIRD, ratably, to pay interest due in respect of all Protective Advances and Overadvances until paid in full;

FOURTH, ratably, to pay the principal of all Protective Advances and Overadvances until paid in full;

FIFTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders and the Issuer in connection with enforcing its rights under this Agreement and the Loan Documents or otherwise with respect to the Obligations owing to such Lender or the Issuer;

SIXTH, to the payment of all of the Obligations consisting of accrued fees and interest arising under or pursuant to this Agreement or the Loan Documents;

SEVENTH, to the payment of the outstanding principal amount of the Obligations constituting Advances other than Protective Advances and Overadvances (including the payment or cash collateralization of the outstanding amount of Letters of Credit), treasury management services and Hedging Contracts;

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and the Issuer shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender or the Issuer bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FIFTH”, “SIXTH”, “SEVENTH” and “EIGHTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (i) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “EIGHTH” above in the manner provided in this Section 11.6.

ARTICLE 12
WAIVERS AND JUDICIAL PROCEEDINGS

12.1          Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, Notice of Loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2          Delay. No delay or omission on the Agent’s, any Lender’s or the Issuer’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3            Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE 13
EFFECTIVE DATE AND TERMINATION

13.1            Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, the Agent, the Lenders and the Issuer, shall become effective on the date hereof and shall continue in full force and effect until the Facility Termination Date unless sooner terminated as herein provided. Without limiting Section 11.1, (a) the Aggregate Revolving Commitment shall expire on the Facility Termination Date and (b) all unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date. The Borrowers may terminate this Agreement with at least thirty (30) Business Days’ prior written notice thereof to the Agent, upon (a) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit as required by Section 2.10(d)), (c) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (d) the payment in full of any amount due under Section 2.12.

13.2            Termination. The termination of this Agreement shall not affect any Loan Party’s, the Agent’s, any Lender’s or the Issuer’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to the Agent, each Lender and the Issuer hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Loan Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished the Agent, the Lenders and the Issuer with an indemnification satisfactory to the Agent, the Lenders and the Issuer with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and the Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds and upon such payment, the Agent promptly shall file all necessary termination statements. All representations, warranties, covenants, waivers and agreements contained herein shall survive the termination hereof until all Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.

ARTICLE 14
THE BORROWER REPRESENTATIVE

14.1	Appointment; Nature of Relationship. The Borrower Representative is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in its operating account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower, provided that, in the case of a Revolving Loan, such amount shall not exceed such Borrower’s Borrowing Base availability. The Agent, the Lenders and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Article 14.

14.2	Joint and Several Obligations.

(a)	All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Agent, any Lender or the Issuer to any Borrower, failure of the Agent, any Lender or the Issuer to give any Borrower notice of borrowing or any other notice, any failure of the Agent, any Lender or the Issuer to pursue or preserve its rights against any Borrower, the release by the Agent, any Lender or the Issuer of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent, any Lender or the Issuer to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the Obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally. Each covenant, agreement, obligation, representation and warranty of the Borrowers contained herein constitutes the joint and several undertaking of each Borrower.

(b)	Each Borrower acknowledges that the Obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Borrowers and, in full recognition of that fact, each Borrower consents and agrees that the Agent and the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower:

(i)	supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

(ii)	supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Loan Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(iii)	accept partial payments;

(iv)	release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Agent, in its sole and absolute discretion may determine;

(v)	release any Person from any personal liability with respect to this Agreement or any part thereof;

(vi)	settle, release on terms satisfactory to the Agent or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or

(vii)	consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower, or any other Person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby.

(c)	Each Borrower states and acknowledges that: (w) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a Consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of the Obligations; (x) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (y) it is both a condition precedent to the Obligations of the Agent and the Lenders hereunder and a desire of the Borrowers that each Borrower execute and deliver to the Agent and the Lenders this Agreement; and (z) the Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement. Each Borrower agrees if such Borrower’s joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this Section 14.2, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times.

(d)	To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans or Advances made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (A) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (B) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or (C) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

14.3	Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Agent. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

14.4	Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

14.5	Waivers. Each Borrower expressly waives (a) any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers (except as set forth in Section 14.2) or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations and (b) any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the Loan Documents is limited and not joint and several. Each Borrower acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Lenders and the Issuer to make the Advances and other Loans, and that the Lenders and the Issuer are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Borrower hereunder secure the Obligations of itself and the other Borrowers.

ARTICLE 15
REGARDING THE AGENT

15.1            Appointment. Each Lender and the Issuer hereby designates KeyBank to act as the Agent for each such Lender and the Issuer under this Agreement and the Loan Documents. Each Lender and the Issuer hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of the Lenders and the Issuer. The Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable law unless the Agent is furnished with an indemnification reasonably satisfactory to the Agent with respect thereto.

15.2            Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct, or (b) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any of the Loan Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Loan Documents or for any failure of any Loan Party to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender or the Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Loan Documents, or to inspect the properties, books or records of any Loan Party. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of any Loan Party to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Advances or of the existence or possible existence of any Default or Event of Default. The duties of the Agent as respects the Advances to the Loan Party shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or the Issuer; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

15.3            Lack of Reliance on the Agent and Resignation. Independently and without reliance upon the Agent, any other Lender or the Issuer, each Lender and the Issuer has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of each Loan Party. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or the Issuer with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. The Agent shall not be responsible to any Lender or the Issuer for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Loan Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

The Agent may resign on thirty (30) days’ written notice to each of the Lenders, the Issuer and the Borrower Representative and upon such resignation, the Required Lenders will designate prior to the end of such thirty-day period a successor the Agent reasonably satisfactory to the Loan Parties. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

Any such successor of the Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former the Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former the Agent. After the Agent’s resignation as the Agent, the provisions of this Article 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

15.4            Certain Rights of the Agent. If the Agent shall request instructions from the Lenders and the Issuer with respect to any act or action (including failure to act) in connection with this Agreement or any Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders and the Issuer shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

15.5            Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Loan Documents and its duties hereunder, upon advice of counsel selected by it. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.

15.6            Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless the Agent has received notice from a Lender, the Issuer or a Loan Party referring to this Agreement or the Loan Documents, describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders and the Issuer. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Issuer.

15.7            Indemnification. The Agent may incur and pay Lender Group Expenses to the extent the Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable and documented attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrowers are obligated to reimburse the Agent or Lenders for such expenses pursuant to this Agreement or otherwise. The Agent is authorized and directed to deduct and retain sufficient amounts from collections received by the Agent to reimburse the Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. To the extent the Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify the Agent and the Issuer in proportion to its respective portion of the Loans and other Advances (or, if no Loans or other Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Issuer in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Loan Document; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

15.8            The Agent in its Individual Capacity. With respect to the obligation of the Agent to lend under this Agreement, the Loans and other Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as the Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. The Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

15.9            Delivery of Documents. To the extent the Agent receives financial statements required under Article 9 of this Agreement, the Agent will promptly furnish such documents and information to the Lenders and the Issuer.

15.10            Loan Parties’ Undertaking to the Agent. Without prejudice to their respective obligations to the Lenders and/or the Issuer under the other provisions of this Agreement, each Loan Party hereby undertakes with the Agent to pay to the Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agent, the Lenders or the Issuer or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of the Lenders and the Issuer or the relevant one or more of them pursuant to this Agreement.

15.11            No Reliance on the Agent’s Customer Identification Program. Each of the Lenders and the Issuer acknowledges and agrees that neither such Lender nor the Issuer, nor any of their Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Issuer’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

15.12            Erroneous Payments.

(a)	If the Agent notifies a Lender, Issuer, any secured party, or any other Person who has received funds on behalf of a Lender, Issuer or other secured party (any such Lender, Issuer, secured party, or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or other secured party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)	Without limiting immediately preceding clause (a), each Lender, Issuer or other secured party, or any Person who has received funds on behalf of a Lender, Issuer or other secured party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer, secured party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)	(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)	such Lender, Issuer or secured party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 15.12(b).

(c)	Each Lender, Issuer or secured party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or secured party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or secured party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)	The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(e)	To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)	Each party’s obligations, agreements and waivers under this Section 15.12 shall survive the resignation or replacement of the Agent, the termination of the Aggregate Revolving Commitment and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

15.13            Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

15.14            Certain ERISA Matters.

(a)	Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto and (ii) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii)	the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii)	(1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)	In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

15.15            Other Agents.

Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Joint Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent” or “Collateral Agent”, shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

15.16            Collateral and Guaranty Matters.

Each Lender and the Issuer irrevocably authorize the Agent, as the case may be, at its option and in its discretion, to:

(a)	release any Lien on any Collateral held by the Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the Issuer shall have been made), (ii) that is transferred or to be transferred, as part of or in connection with any asset sale permitted hereunder or under any other Loan Document; provided that the Borrowers certify to the Agent that such sale or disposition is made in compliance with the provisions of this Agreement (and the Agent may rely in good faith conclusively on any such certificate, without further inquiry), (iii) owned by a Guarantor upon the release of the Guarantor from its obligations under the Loan Documents pursuant to clause (b) below; provided that the Borrowers certify to the Agent that such sale or disposition is made in compliance with the provisions of this Agreement (and the Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (iv) if approved, authorized or ratified in writing in accordance with Section 16.2; and

(b)	release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c)	Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 15.16. In connection with any termination or release pursuant to this Section 15.16, the Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and Section 15.16.

15.17            Credit Bidding.

The Borrowers and the Lenders hereby irrevocably authorize the Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363 or 1129(b) of the Bankruptcy Code, or under the provisions of any other applicable bankruptcy and insolvency legislation, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, or other sale or disposition conducted in accordance with applicable laws or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

15.18            Obligations as to Collateral.

The Agent shall not have any obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

ARTICLE 16
MISCELLANEOUS

16.1            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of Ohio, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrower Representative at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s, any Lender’s and/or the Issuer’s option, by service upon the Borrower Representative which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of Ohio. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Agent, any Lender or the Issuer to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against the Agent, any Lender or the Issuer involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a Federal or state court located in the County of Cuyahoga, State of Ohio.

16.2            Entire Understanding; Amendments.

(a)	This Agreement and the other Loan Documents contain the entire understanding between each Loan Party, the Agent, the Lenders and the Issuer and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of the Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)	The Required Lenders, the Agent with the consent in writing of the Required Lenders, and the Loan Parties, may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Loan Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Issuer, the Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, the consent of the Issuer must be obtained with respect to any amendment, waiver or consent with respect to Sections 2.8, 2.9 and 2.10 or any other provisions, the amendment or waivers of which would adversely affect the Issuer; provided, further, however, the consent of the Swing Line Lender must be obtained with respect to any amendment, waiver or consent with respect to Sections 2.6 or any other provisions, the amendment or waivers of which would adversely affect the Swing Line Lender; and, provided, further, that no such supplemental agreement shall:

(i)	other than as permitted as set forth in Section 2.11 of this Agreement, increase the Revolving Commitment of any Lender, without the written consent of the Agent and such Lender;

(ii)	extend the maturity of any Note or the due date for any amount payable hereunder without the written consent of the Agent and each Lender affected thereby;

(iii)	decrease the rate of interest or reduce any fee payable by the Loan Parties to the Lenders and/or the Issuer pursuant to this Agreement without the written consent of the Agent and each Lender and/or Issuer affected thereby;

(iv)	alter the definition of the term Required Lenders without the consent of the Agent and each Lender;

(v)	alter, amend or modify this Section 16.2(b) without the consent of the Agent and each Lender;

(vi)	release any Collateral during any calendar year (other than in connection with dispositions of collateral permitted by this Agreement) having an aggregate value in excess of One Million Dollars ($1,000,000) without the consent of each Lender; provided, however, that, if an Event of Default has occurred and is continuing, the consent of each Lender shall be required to release any such Collateral;

(vii)	change the rights and duties of the Agent without the consent of each Lender;

(viii)	increase the advance rates in the definition of Borrowing Base above the advance rates in effect on the Closing Date without the consent of each Lender;

(ix)	release any Loan Party from the Obligations under this Agreement, or any Loan Document without the consent of each Lender; or

(x)	alter, amend or modify Section 11.6 hereof without the consent of each Lender.

Any such supplemental agreement shall apply equally to each Lender and the Issuer and shall be binding upon the Loan Parties, the Lenders, the Issuer, the Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, the Agent, the Lenders and the Issuer shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, the Agent may at its discretion and without the consent of the Lenders, voluntarily permit the outstanding Revolving Loans and the amount of Letters of Credit outstanding at any time to exceed one hundred five percent (105%) of the Borrowing Base for up to ninety (90) consecutive Business Days provided that such outstanding Advances do not exceed the Aggregate Revolving Commitment. For purposes of the preceding sentence, the discretion granted to the Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Accounts” or “Eligible Coal Inventory”, as applicable, becomes ineligible or collections of Accounts applied to reduce outstanding Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the Agent involuntarily permits the outstanding Advances to exceed the Borrowing Base by more than five percent (5%), the Agent shall use its efforts to have the Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Advances made after the Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

(c)	If, following the Closing Date, the Agent and the Borrower Representative shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower Representative shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (it being understood that the Agent has no obligation to agree to any such amendment).

16.3            Transfers and Assignments.

(a)	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or Obligations hereunder without the prior written consent of the Agent. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 16.3(b), (ii) by way of participation in accordance with the provisions of Section 16.3(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 16.3(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 16.3(d) and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent, the Lenders and the respective directors, officers, employees, agents and advisors of such Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Transfer of Commitments. Upon first obtaining the prior written consent of the Borrower Representative which consent shall not be unreasonably withheld, conditioned or delayed (provided that if an Event of Default has occurred and is continuing, or if such assignment is to a Person described in clauses (i) and (ii) of the definition of “Eligible Assignee”, prior written consent of the Borrowers Representative shall not be required and provided further that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within three (3) Business Days after having received notice thereof), any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and the Advances at the time owing to such Lender); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s commitment to make Advances hereunder and the Advances at the time owing to such Lender or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the commitment to make Advances hereunder (which for this purpose includes Advances outstanding thereunder) or, if the applicable commitment to make Advances hereunder is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), in the case of any assignment in respect of Advances, unless the Agent otherwise consents; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the commitment to make Advances hereunder assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in Advances on a non-pro rata basis; (iii) any assignment of a commitment to make Advances hereunder must be approved by the Agent unless the Person that is the proposed assignee is itself a Lender with a commitment to make Advances hereunder (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500). Subject to acceptance and recording thereof by the Agent pursuant to Section 16.3(b), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 16.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 16.3(d).

(c)	Maintenance of Register. The Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at its office in Cleveland, Ohio, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments to make Advances and other Loans hereunder of, and principal amounts of the Advances and other Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)	Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Representative or the Agent, sell participations to any Person (other than a natural person or any Loan Party or any of the Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Loan Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) the selling Lender maintains a register that reflects the name and address and principal amounts of the Advances owing to such Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.2(b)(i) through 16.2(b)(ix) that affects such Participant. The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.8, 3.9, and 16.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.3(a).

A Participant shall not be entitled to receive any greater payment under Section 16.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Loan Parties’ prior written consent.

(e)	Pledge of Interests. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)	Notes. The Loan Parties shall execute and deliver: (i) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with each Assignment and Assumption, (ii) if a Lender’s entire interest in its commitments to make Advances hereunder has been transferred to the transferee, appropriate replacement notes against return of the Notes (each marked “replaced”) held by the transferor and (iii) if only a portion of a Lender’s interest in its commitments to make Advances and other Loans hereunder has been transferred, replacement notes to each of the transferor and the transferee against return of the Notes of the transferor (each marked “replaced”) held by the transferor; provided, that, simultaneously with the Loan Parties’ delivery of new Notes pursuant to this Section 16.3(f), the transferor Lender will deliver to the Borrower Representative any Note being replaced in whole or in part, and each such Note delivered by the transferor Lender shall be conspicuously marked “replaced” when so delivered.

(g)	Replacement of Certain Lenders. If any Lender is a Defaulting Lender hereunder, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 16.3(a)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that: (i) the Borrower Representative shall have received the prior written consent of the Agent (not to be unreasonably withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and other Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts). No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply.

(h)	Replacement of Non-Consenting Lenders. If, in connection with any proposed amendment, waiver or consent hereunder pursuant to Section 16.2(b) hereof requiring the consent of all Lenders, the consent of Required Lenders is obtained but the consent of all Lenders whose consent is required is not obtained (any Lender withholding consent being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, the Agent may, at the sole expense of the Loan Parties, upon notice to such Non-Consenting Lender and the Borrower Representative, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 16.3(a)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and other Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts).

16.4            Application of Payments. The Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in such order as the Agent determines in its Permitted Discretion. To the extent that any Loan Party makes a payment or the Agent, the Lenders or the Issuer receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Agent, the Lenders or the Issuer.

16.5            Indemnity. Each Loan Party shall indemnify the Agent, each Lender, the Issuer and each of their respective officers, directors, attorneys, representatives, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent, any Lender or the Issuer in any litigation, proceeding or investigation with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, the Loan Documents, whether or not the Agent, any Lender or the Issuer is a party thereto, except for gross negligence or willful misconduct.

16.6            Notice. Any notice or request hereunder may be given to the Borrower Representative or any Loan Party or to the Agent, any Lender or the Issuer at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any notice provided to the Borrower Representative shall be deemed to have been given to each other Loan Party. Any Notice shall be effective:

(a)	In the case of hand-delivery, when delivered;

(b)	If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)	In the case of electronic transmission, when actually received;

(d)	If given by any other means (including by overnight courier), when actually received; and

(e)	When any Lender or the Issuer gives a Notice to the Borrower Representative or any Loan Party, such Lender or the Issuer shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders and the Issuer.

(A) If to the Agent at:	KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Tim Kenealy,
KeyBank Business Capital
Telephone: (216) 689-8413
Email: timothy_w_kenealy@keybank.com

With a copy to:	Baker & Hostetler LLP
Attn: Adam Nazette
127 Public Square
Key Tower, Suite 2000
Cleveland, Ohio 44114
Telephone: (216) 861-7415
Email: anazette@bakerlaw.com

(B) If to the Borrower Representative at:	Ramaco Resources, Inc.
250 West Main Street, Suite 1900
Lexington, Kentucky 40507
Attention: Randall W. Atkins
Telephone: (859) 244-7455
Email: rwa@ramacocoal.com

With a copy to:	Steptoe & Johnson PLLC
Attn: Bob Fluharty
Chase Tower, 17th Floor
P.O. Box 1588
Charleston, West Virginia 25326-1588
Telephone: 304-353-8158
Email: Bob.Fluharty@steptoe-johnson.com

16.7            Survival. The obligations of the Loan Parties under Sections 2.10, 2.12, 3.7, 3.8, 3.9 and 16.5 shall survive termination of the Loan Documents and payment in full of the Obligations.

16.8            Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9            Expenses.

(a)	All costs, expenses, including reasonable attorneys’ fees (including the allocated costs of in-house counsel) and disbursements incurred by the Agent (i) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (ii) in connection with any advice given to any Lender or the Issuer with respect to its rights and obligations under this Agreement and all related agreements, in each case, may be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations. Expenses being reimbursed by the Loan Parties under this Section include costs and expenses incurred in connection with: (1) appraisals and insurance reviews; (2) field examinations and the preparation of reports based on the fees charged by a third party retained by the Agent or the internally allocated fees for each Person employed by the Agent with respect to each field examination; (3) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Agent; (4) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording any mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens; (5) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (6) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and the scanner system, and costs and expenses of preserving and protecting the Collateral.

(b)	All costs, expenses, including reasonable attorneys’ fees (excluding the allocated costs of in house counsel), and disbursements incurred by the Agent, the Lenders and the Issuer (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (ii) in instituting, maintaining, preserving, enforcing and foreclosing on the Agent’s, the Issuer’s or any Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iii) in defending or prosecuting any actions or proceedings arising out of or relating to the Agent’s, any Lender’s or the Issuer’s transactions with any Loan Party, in each case, may be charged to the Loan Account as a Revolving Loan that is a Base Rate Loan and added to the Obligations.

16.10            Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Agent, the Lenders, the Issuer, or any thereof; therefore, the Agent, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11            Consequential Damages. No party to this Agreement, nor any agent or attorney for any of them, shall be liable to any other party to this Agreement for any special, incidental, consequential or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

16.12            Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

16.13            Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

16.14            Confidentiality; Sharing Information.

(a)	The Agent, the Lenders, the Issuer and each transferee of the Agent, the Lenders or the Issuer pursuant to Section 16.3(a) (a “Transferee”) shall hold all non-public information obtained by the Agent, the Lenders, the Issuer or such Transferee in accordance with the Agent’s, each Lender’s, the Issuer’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, the Agent, the Lenders, the Issuer and such Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to the Agent, the Lenders, the Issuer and such Transferee and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process.

(b)	Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Agent, a Lender, the Issuer or by one or more Subsidiaries or Affiliates of the Agent, a Lender or the Issuer and each Loan Party hereby authorizes the Agent, each Lender and the Issuer to share any information delivered to the Agent, any Lender or the Issuer by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Agent, any Lender or the Issuer to enter into this Agreement, to any such Subsidiary or Affiliate of the Agent, such Lender or the Issuer, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 16.14 as if it were the Agent, a Lender or the Issuer, as the case may be, hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.15            Conflict Clause. In the event of any conflict, inconsistency or discrepancy between the provisions of this Agreement and the provisions of the Loan Documents and any other collateral agreements, the provisions giving the Agent or any Lender greater rights or remedies shall govern to the maximum extent permitted by any applicable law, it being understood and agreed that the purpose of this Agreement and any Loan Documents is to add to, and not to limit, detract or derogate from, diminish or otherwise impair or reduce the rights granted to the Agent and the Lenders pursuant to this Agreement or the Loan Documents. For greater certainty, where the provisions of this Agreement and the provisions of the Loan Documents deal with the same subject matter but are not identical, no conflict between the said documents shall exist or be deemed to exist unless the observance of or compliance with the provisions of one of the said documents will cause a default under or breach of the provisions of the other document or documents.

16.16            Approved Electronic Communication System.

(a)	Unless otherwise specifically identified therein, each posting to an Approved Electronic Communication System shall be deemed to be a representation and warranty by the Borrowers, the Authorized Officer of any such Borrower submitting the information to the Approved Electronic Communication System and, if such Authorized Officer is not a Financial Officer, the Financial Officer who authorized such Authorized Officer to submit such information, as of the date of such posting, of the accuracy of the information provided with respect thereto, and that each of the representations and warranties contained in this Agreement and the other Loan Documents are true and correct as if made on and as of the date of such posting, except to the extent that any thereof expressly relate to an earlier date.

(b)	Although the Approved Electronic Communication System is secured with generally-applicable security procedures and policies implemented or modified from time to time, the Borrowers and each other Loan Party acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, the Borrowers and each other Loan Party hereby approves of the use of the Approved Electronic Communication System and understands and assumes the risks of using such forms of communication.

(c)	The Approved Electronic Communication System is provided “as is” and “as available”. Neither the Agent nor any of the Agent’s Affiliates, officers, directors, attorneys, agents or employees warrant the accuracy, adequacy or completeness of the Approved Electronic Communication System and each expressly disclaims any liability for errors or omissions in the Approved Electronic Communication System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent (or any of the Agent’s Affiliates, officers, directors, attorneys, agents or employees) in connection with the Approved Electronic Communication System.

(d)	The Borrowers and each other Loan Party agree that the Agent may, but shall not be obligated to, store information provided through the Approved Electronic Communication System in accordance with the Agent’s generally-applicable document retention procedures and policies in effect from time to time.

16.17            USA Patriot Act.

Each Lender subject to the USA Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act. Each Loan Party shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

16.18            Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(c)	As used in this Section 16.18, the following terms have the following meanings:

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

16.19            Acknowledgement Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 16.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

16.20            Amendment and Restatement.

(a)	Existing Obligations. The Borrowers hereby acknowledge, confirm and agree that the Borrowers are indebted to the Agent and the Lenders for outstanding loans and advances to the Borrowers under the Existing Loan Documents, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by the Borrowers to the Agent and the Lenders to the extent set forth in the Existing Loan Documents, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)	Acknowledgment of Security Interests.

(i)	The Borrowers hereby acknowledge, confirm and agree that the Agent, on behalf of the Lenders, shall continue to have a security interest in and lien upon the Collateral heretofore granted to such parties pursuant to the Existing Loan Documents to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Loan Documents or otherwise granted to or held by the Agent or any Lender.

(ii)	The liens and security interests of the Agent or any Lender in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to the Agent or any Lender whether under the Existing Loan Documents, this Agreement or any of the other Loan Documents.

(c)	Existing Agreements. The Borrowers hereby acknowledge, confirm and agree that, subject to Section 16.20(e) hereof: (i) the Existing Loan Documents have been duly executed and delivered by the Borrowers and are in full force and effect as of the date hereof; (ii) the agreements and obligations of the Borrowers contained in the Existing Loan Documents constitute the legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their terms, except as they may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, and the Borrowers do not have a valid defense to the enforcement of such obligations; and (iii) the Agent and the Lenders are entitled to all of the rights, remedies and benefits provided for in or arising pursuant to the Existing Loan Documents.

(d)	Waiver and Release of all Claims and Defenses. Each Borrower hereby represents and warrants to the Agent and each Lender, and agrees with the Agent and each Lender, that such Borrower does not have any claim or offset against, or defense or counterclaim to, any obligation or liability under this Agreement, the Existing Loan Documents or any other Loan Document, and such Borrower hereby waives and releases the Agent and each Lender and all of their respective affiliates, officers, agents, attorneys, employees and representatives, as of the date hereof, from any and all such claims, offsets, defenses and counterclaims of which such Borrower is aware or unaware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

(e)	Restatement.

(i)	Except as otherwise stated in Section 16.20(b) hereof and this Section 16.20(e), as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Documents are simultaneously amended and restated in their entirety (excluding the schedules prepared as of the Closing Date, which shall be superseded by the schedules delivered on and after the Closing Date), and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents executed or delivered on or after the date hereof, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Borrowers for the Obligations heretofore incurred and the security interests, liens and other interests in the Collateral heretofore granted, pledged or assigned by the Borrowers to the Agent or any Lender (whether directly, indirectly or otherwise).

(ii)	The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations of the Borrowers evidenced by or arising under any of the Existing Loan Documents, and the Liens and security interests of the Agent and the Lenders securing such Obligations and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of the Lender.

(iii)	All loans, advances and other financial accommodations under any of the Existing Loan Documents and all other Obligations of the Borrowers to the Agent and the Lenders outstanding and unpaid as of the date hereof pursuant to the Existing Loan Documents or otherwise shall be deemed Obligations of the Borrowers pursuant to the terms hereto.

(iv)	Each Loan Party hereby confirms the continuing effectiveness against such Loan Party of the grants of security interests made by such Loan Party pursuant to the Existing Loan Documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Loan Parties, the Lenders, the Agent, and the Issuer have caused this Agreement to be executed and delivered as of the date first written above.

BORROWER:

RAMACO RESOURCES, INC.,
a Delaware corporation

By:	/s/ Randall W. Atkins
Name:	Randall W. Atkins
Title:	Chairman & Chief Executive Officer

RAMACO DEVELOPMENT, LLC,
a Delaware limited liability company

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

RAM MINING, LLC,
a Delaware limited liability company

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

RAMACO COAL SALES, LLC,
a Delaware limited liability company

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

RAMACO RESOURCES, LLC,
a Delaware limited liability company

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

RAMACO RESOURCES LAND HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

Signature Page to

Second Amended and Restated Credit and Security Agreement

RAMACO COAL, INC., a Delaware corporation

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

MABEN COAL LLC, a Delaware limited liability company

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

CARBON RESOURCES DEVELOPMENT, INC., a West Virginia corporation

By:	/s/ Jeremy R. Sussman
Name:	Jeremy R. Sussman
Title:	Vice President & Treasurer

Signature Page to

Second Amended and Restated Credit and Security Agreement

AGENT, LENDER, SWING LINE LENDER, and ISSUER:

KEYBANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Timothy W. Kenealy
Name:	Timothy W. Kenealy
Title:	Vice President

CADENCE BANK

By:	/s/ Zack Munn
Name:	Zack Munn
Title:	Assistant Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Brian Roman
Name:	Brian Roman
Title:	Sr. Vice President

CITY NATIONAL BANK

By:	/s/ Charles Fox
Name:	Charles Fox
Title:	AVP, Relationship Manager

STAR FINANCIAL BANK

By:	/s/ Sarah E. Ratner
Name:	Sarah E. Ratner
Title:	Senior Vice President, Senior Credit Officer

Signature Page to

Second Amended and Restated Credit and Security Agreement